                                                                    Exhibit 10.4


                          LOAN AND SECURITY AGREEMENT

                                 by and among

                      ANCHOR GLASS CONTAINER CORPORATION
                                 as Borrower

                                     and

                   CONGRESS FINANCIAL CORPORATION (CENTRAL),
                    as Administrative and Collateral Agent,

                            BANK OF AMERICA, N.A.,
                            as Documentation Agent

                                     and

                   THE FINANCIAL INSTITUTIONS NAMED HEREIN,
                                  as Lenders

                         Dated: As of August 30, 2002

                              TABLE OF CONTENTS

                                                                                           Page
SECTION 1.    DEFINITIONS................................................................    1

SECTION 2.    CREDIT FACILITIES..........................................................   29
      2.1     Loans......................................................................   29
      2.2     Letter of Credit Accommodations............................................   30
      2.3     Commitments................................................................   34
      2.4     Conditions Precedent to Canadian Availability..............................   34

SECTION 3.    INTEREST AND FEES..........................................................   35
      3.1     Interest...................................................................   35
      3.2     Fees.......................................................................   36
      3.3     Changes in Laws and Increased Costs of Loans...............................   36

SECTION 4.    CONDITIONS PRECEDENT.......................................................   38
      4.1     Conditions Precedent to Initial Loans and Letter of Credit Accommodations..   38
      4.2     Conditions Precedent to All Loans and Letter of Credit Accommodations......   42

SECTION 5.    GRANT AND PERFECTION OF SECURITY INTEREST..................................   42
      5.1     Grant of Security Interest.................................................   42
      5.2     Perfection of Security Interests...........................................   44

SECTION 6.    COLLECTION AND ADMINISTRATION..............................................   48
      6.1     Borrower Loan Account......................................................   48
      6.2     Statements.................................................................   48
      6.3     Collection of Accounts.....................................................   48
      6.4     Payments...................................................................   49
      6.5     Authorization to Make Loans................................................   50
      6.6     Use of Proceeds............................................................   51
      6.7     Pro Rata Treatment.........................................................   51
      6.8     Sharing of Payments, Etc...................................................   51
      6.9     Settlement Procedures......................................................   52
      6.10    Obligations Several; Independent Nature of Lenders' Rights.................   54

SECTION 7.    COLLATERAL REPORTING AND COVENANTS.........................................   55
      7.1     Collateral Reporting.......................................................   55
      7.2     Accounts Covenants.........................................................   56
      7.3     Inventory Covenants........................................................   57
      7.4     Equipment Covenants........................................................   58
      7.5     Power of Attorney..........................................................   58
      7.6     Right to Cure..............................................................   59
      7.7     Access to Premises.........................................................   59

                                      (i)

SECTION 8.    REPRESENTATIONS AND WARRANTIES.............................................   60
      8.1     Corporate Existence, Power and Authority...................................   60
      8.2     Name; State of Organization; Chief Executive Office; Collateral Locations..   60
      8.3     Financial Statements; No Material Adverse Change...........................   61
      8.4     Priority of Liens; Title to Properties.....................................   61
      8.5     Tax Returns................................................................   61
      8.6     Litigation.................................................................   62
      8.7     Compliance with Other Agreements and Applicable Laws.......................   62
      8.8     Environmental Compliance...................................................   62
      8.9     Employee Benefits..........................................................   63
      8.10    Bank Accounts..............................................................   64
      8.11    Intellectual Property......................................................   64
      8.12    Subsidiaries; Affiliates; Capitalization; Solvency.........................   64
      8.13    Labor Disputes.............................................................   65
      8.14    Restrictions on Subsidiaries...............................................   65
      8.15    Material Contracts.........................................................   65
      8.16    Payable Practices..........................................................   66
      8.17    Confirmation Order.........................................................   66
      8.18    Accuracy and Completeness of Information...................................   66
      8.19    Survival of Warranties; Cumulative.........................................   66

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS.........................................   67
      9.1     Maintenance of Existence.  ................................................   67
      9.2     New Collateral Locations...................................................   67
      9.3     Compliance with Laws, Regulations, Etc.....................................   68
      9.4     Payment of Taxes and Claims................................................   69
      9.5     Insurance..................................................................   69
      9.6     Financial Statements and Other Information.................................   70
      9.7     Sale of Assets, Consolidation, Merger, Dissolution, Etc....................   72
      9.8     Encumbrances...............................................................   75
      9.9     Indebtedness...............................................................   78
      9.10    Loans, Investments, Etc....................................................   85
      9.11    Dividends and Redemptions..................................................   87
      9.12    Transactions with Affiliates...............................................   89
      9.13    Compliance with ERISA.  ...................................................   89
      9.14    End of Fiscal Years; Fiscal Quarters.......................................   90
      9.15    Change in Business.........................................................   90
      9.16    Limitation of Restrictions Affecting Subsidiaries..........................   90
      9.17    Fixed Charge Coverage Ratio................................................   90
      9.18    License Agreements.........................................................   91
      9.19    Pabst Settlement...........................................................   92
      9.20    Costs and Expenses.........................................................   93
      9.21    Further Assurances.........................................................   93

                                      (ii)

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES.............................................   94
      10.1    Events of Default..........................................................   94
      10.2    Remedies...................................................................   96

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
      11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver......   99
      11.2    Waiver of Notices..........................................................  101
      11.3    Amendments and Waivers.  ..................................................  101
      11.4    Waiver of Counterclaims....................................................  102
      11.5    Indemnification............................................................  102

SECTION 12.  THE AGENT...................................................................  103
      12.1    Appointment, Powers and Immunities.........................................  103
      12.2    Reliance by Agent..........................................................  104
      12.3    Events of Default..........................................................  104
      12.4    Congress in its Individual Capacity........................................  105
      12.5    Indemnification............................................................  105
      12.6    Non-Reliance on Agent and Other Lenders....................................  105
      12.7    Failure to Act.............................................................  106
      12.8    Additional Loans...........................................................  106
      12.9    Concerning the Collateral and the Related Financing Agreements.............  106
      12.10   Field Audit, Examination Reports and other Information;
              Disclaimer by Lenders......................................................  106
      12.11   Collateral Matters.........................................................  107
      12.12   Agency for Perfection......................................................  109
      12.13   Successor Agent............................................................  109

SECTION 13.   TERM OF AGREEMENT; MISCELLANEOUS...........................................  109
      13.1    Term.......................................................................  109
      13.2    Interpretative Provisions..................................................  112
      13.3    Notices....................................................................  113
      13.4    Partial Invalidity.........................................................  113
      13.5    Confidentiality............................................................  114
      13.6    Successors.................................................................  115
      13.7    Assignments; Participations................................................  115
      13.8    Entire Agreement...........................................................  117

                                     (iii)

                                   INDEX TO
                            EXHIBITS AND SCHEDULES

Exhibit A          Form of Assignment and Acceptance

Exhibit B          Form of Borrowing Base Certificate

Exhibit C          Information Certificate

Exhibit D          Form of Compliance Certificate

Schedule 1.9       Bank Collateral

Schedule 1.57      Existing Lenders

Schedule 1.58      Existing Letters of Credit

Schedule 1.86      Material Contracts

Schedule 1.88      Mortgage Note Agreements

Schedule 1.89      Mortgage Note Collateral

Schedule 1.109     Permitted Holders

Schedule 1.130     Shared Collateral

Schedule 1.137     Term Loan Agreements

Schedule 8.9       ERISA

Schedule 8.12      Capitalization

Schedule 8.17      Cash Amounts Payable under the Plan of Reorganization

Schedule 9.6(d)    List of Officers to Notify regarding Inquiries to Accountants

                                      (i)

                          LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement dated as of August 30, 2002 is entered into by and among Anchor Glass Container Corporation, a Delaware corporation ("Borrower"), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders") and Congress Financial Corporation (Central), an Illinois corporation, in its capacity as administrative and collateral agent for Lenders (in such capacity, "Agent"), and Bank of America, N.A., as documentation agent (in such capacity, "Documentation Agent").

                             W I T N E S S E T H:

         WHEREAS, Anchor Glass Container Corporation, as debtor and debtor-in-possession, a Delaware corporation ("DIP Anchor") commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Middle District of Florida and DIP Anchor has retained possession of its assets and has been authorized under the Bankruptcy Code (as hereinafter defined) to continue the management and operation of its business as debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

         WHEREAS, DIP Anchor has been reorganized as Borrower under the terms and conditions of the Plan of Reorganization (as hereinafter defined) and the Confirmation Order (as hereinafter defined); and

         WHEREAS, Borrower has requested that Agent and Lenders provide a secured revolving credit facility to Borrower on and after the Effective Date pursuant to which Lenders may make loans and provide other financial accommodations to Borrower; and

         WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitment (as hereinafter defined) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS

         For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "Accounts" shall mean, all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

         1.2 "ACH Transactions"shall mean any cash management or related services, including the automated clearinghouse transfer of funds provided to Borrower by any Lender as the depository bank for any accounts of Borrower maintained at such Lender or an Affiliate of such Lender that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which such Lender or Affiliate is a party.

         1.3 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person and (b) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

         1.5 "Agent" shall mean Congress Financial Corporation (Central), in its capacity as administrative agent and collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent appointed pursuant to the terms and conditions hereof.

         1.6 "Agent Payment Account" shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

         1.7 "Applicable Margin" shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the daily average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

---------------------------------------------------------------------
                                         Applicable        Applicable
                                            Prime          Eurodollar
       Excess Availability              Rate Margin       Rate Margin
       -------------------              -----------       -----------
---------------------------------------------------------------------
(a)    $20,000,000 or more                  1/2%             2 1/4%
---------------------------------------------------------------------
(b)    Greater than or equal to             3/4%             2 1/2%
                     $10,000,000 and
                     less than
                     $20,000,000
---------------------------------------------------------------------
(c)    Less than $10,000,000                 1%              2 3/4%
---------------------------------------------------------------------

         The Applicable Margin shall be calculated and established once each calendar month as of the first day of the calendar month immediately succeeding the month (the "Adjustment Date") commencing with the month ending February 28, 2003, and shall be effective on the Adjustment Date as to all Prime Rate Loans and all Eurodollar Rate Loans requested on or after such Adjustment Date. As to Eurodollar Rate Loans outstanding on such Adjustment Date and having an Interest Period ending during such succeeding months, the new Applicable Margin shall be effective as to such Eurodollar Rate Loans on the first day after the last day of the Interest Period in effect on such Adjustment Date.

         1.8 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

         1.9 "Bank Collateral" shall mean the assets or properties of Borrower described on Schedule 1.9 hereto as of the date hereof.

         1.10 "Bank Products" means any one or more of various types of services or facilities extended to Borrower by a Lender or any affiliate of a Lender in reliance on such Lender's agreement to indemnify such affiliate, including, without limitation: (a) credit cards; (b) ACH Transactions; (c) Hedge Agreements, and (d) foreign exchange contracts.

         1.11 "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.12 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Middle District of Florida or the United States District Court for the Middle District of Florida or any other court having jurisdiction over the Chapter 11 Case from time to time.

         1.13 "Benefit Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

         1.14  "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

         1.15  "Borrowing Base" shall mean, at any time, the amount equal to:

               (a) the lesser of:

                   (i) the amount equal to: (A) eighty-five (85%) percent of the Net Amount of Eligible Accounts plus (B) the lesser of (1) the Inventory
Loan Limit or (2) sixty (60%) percent multiplied by the Value of the Eligible Inventory of Borrower or

                   (ii) the Maximum Credit;

                              minus

               (b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrower or the perpetual inventory record maintained by Borrower.

         1.16 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrower acceptable to Agent and delivered to Agent.

         1.17 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         1.18 "Capital Expenditures" shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

         1.19 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person.

         1.20 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock), including, without limitation, in the case of Borrower, the Series C Participating Preferred Stock.

         1.21 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through
(e) above.

         1.22 "Cerberus" shall mean Cerberus Management L.P., a New York limited partnership, and its successors and assigns.

         1.23 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower Guarantor or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) to the extent clause (e) below is triggered, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after a passage of time), directly or indirectly, of more than forty (40%) percent (or after a Qualified Public Offering, twenty-five (25%) percent) of the voting power of the total outstanding Voting Stock (on a fully diluted basis) of Borrower or the Board of Directors of Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office; or (e) the failure of the Permitted Holders to own directly or indirectly at least thirty percent (30%) of the voting power of the total outstanding Voting Stock of Borrower.

         1.24 "Chapter 11 Case" shall mean the Chapter 11 Case of DIP Anchor under the Bankruptcy Code and referred to as In re: Anchor Glass Container Corporation, Case No. 02-07233-8C1 pending in the Bankruptcy Court.

         1.25 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.26 "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.27 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, among other things, acknowledges the first priority security interest of Agent in such Collateral (subject to liens and security interests permitted herein), agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto.

         1.28 "Collateral Agency Agreement" shall mean the Collateral Agency and Intercreditor Agreement, dated of even date herewith, among Agent, Lenders, Term Loan Agent and Term Loan Lenders, as acknowledged by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.29 "Collateral Agent" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its capacity as collateral agent under the Collateral Agency Agreement, its successors and assigns and any successor or replacement Collateral Agent appointed pursuant to the terms of the Collateral Agency Agreement.

         1.30 "Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Commitments".

         1.31 "Confirmation Order" shall mean the Order Confirming the Amended Chapter 11 Plan of Reorganization issued by the Bankruptcy Court and entered on August 8, 2002 in the Chapter 11 Case.

         1.32 "Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

         1.33 "Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections
2.1 and 2.2 hereof.

         1.34 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

         1.35  "Defaulting Lender" shall have the meaning set forth in Section
6.9 hereof.

         1.36 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, Borrower or an Obligor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower or such Obligor and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

         1.37 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, plus depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income of such Person and its Subsidiaries in such period), all in accordance with GAAP, plus the Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income in such period), plus charges for Federal, Provincial, State, local and foreign income taxes (to the extent included in the computation of Net Income in such period.).

         1.38 "Effective Date" shall mean the Business Day (a) which is at least eleven (11) days after the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court and (b) by which all of the conditions precedent set forth in the Plan of Reorganization and the Confirmation Order have been satisfied.

         1.39 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

               (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the material terms and provisions contained in any documents related thereto;

               (b) such Accounts are not unpaid as of the earlier of more than ninety (90) days after the date of the original invoice for them or sixty (60) days after the original due date for such Accounts;

               (c) such Accounts consisting of Extended Payment Account are not unpaid as of the earlier of thirty (30) days after the original due date for such Accounts or one hundred eighty (180) days after the date of the original invoice for them;

               (d) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

               (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

               (f) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may in good faith request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent, as determined by Agent in good faith, and if required in good faith by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof, and Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, as determined by Agent in good faith, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

               (g) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

               (h) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute, and does not have, and does not engage in transactions which may give rise to as to its liability thereon or any right of setoff or recoupment against, such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor shall be Eligible Accounts unless determined otherwise by Agent),

               (i) as the account debtor with respect to such Accounts, none of the following events has occurred: (i) the death or judicial declaration of incompetency of an account debtor who is an individual; (ii) the filing by or against the account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by the account debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; (v) the commencement by or against the account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of the account debtor; (vii) the nonpayment generally by the account debtor of its debts as they become due; or
(viii) the cessation of the business of the account debtor as a going concern;

               (j such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement (but not including for purposes of this exception
(i) any purchase money security interests or liens that may be permitted under this Agreement, or (ii) any other security interests or liens that may have priority over the security interests of Agent or (iii) any security interests or liens that are not subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent);

               (k neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or other Affiliate of Borrower or any Guarantor;

               (l the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

               (m such Accounts are not evidenced by or arising under any instrument or chattel paper;

               (n the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts or in the case of Anheuser-Busch more than forty-five (45%) percent of the aggregate amount of all otherwise Eligible Accounts or in the case of Alltrista Beverage more than thirty-five (35%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages set forth in this subsection (n) shall be deemed Eligible Accounts unless determined otherwise by Agent);

               (o such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of (i) ninety (90) days after the original invoice date for them or (ii) sixty (60) days after the date of the original due date for such Accounts (and in the case of Extended Payment Accounts which are otherwise Eligible Accounts, then the earlier of thirty (30) days after the original due date for such Accounts or one hundred eighty (180) days after the date of the original invoice for them) which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

               (p the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

               (q such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Borrower from time to time, to the extent credit limit as to any account debtor is established consistent with the current practices of Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

               (r Agent does not believe, in good faith, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the account debtor's financial inability to pay.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower or other actual knowledge prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

         1.40 "Eligible Inventory" shall mean, Inventory consisting of finished goods consisting of bottles and raw materials consisting of sand, soda ash, limestone, cullet flint, cullet amber and aluminus held for resale in the ordinary course of the business of Borrower which are acceptable to Agent in its good faith judgment based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned or leased and controlled by Borrower; provided, that, (i) as to locations which are leased by Borrower, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine in good faith, and (ii) as to locations owned and operated by a third person, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as Agent shall determine, provided that, in addition, if required by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and
(B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (g Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement (but not including for purposes of this exception
(i) any purchase money security interests or liens that may be permitted under this Agreement, or (ii) any other security interests or liens that may have priority over the security interests of Agent or (iii) any security interests or liens that are not subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent); (h bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority (subject to liens permitted hereunder), valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment and (m) Inventory located outside the United States of America or, upon satisfaction of the conditions precedent in Section 2.4 hereof, Canada. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

         1.41 "Eligible Transferee" shall mean (a) any Lender that is an original signatory party hereto; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any such Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (i) neither Borrower nor any Obligor shall qualify as an Eligible Transferee and (ii no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of Borrower or Obligor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

         1.42 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of

Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

         1.43 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.44 "Equipment Financing" shall mean the proposed equipment financing of Borrower contemplated by the Equipment Lender as disclosed to Agent in writing before the date hereof.

         1.45 "Equipment Lease Financing Agreements" shall mean, individually and collectively, the agreements, documents and instruments executed or delivered in connection with the Equipment Financing (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

         1.46 "Equipment Lender" shall mean a financial institution reasonably acceptable to Agent, and its successors and assigns.

         1.47 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

         1.48 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.49 "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Benefit Plan; (b) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Benefit Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (e) the occurrence of a "prohibited transaction" with respect to which Borrower or any Obligor, or any of its or their respective Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which Borrower, any

Obligor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by Borrower, any Obligor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Benefit Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, any Obligor or any ERISA Affiliate in excess of $1,000,000 and (j) any other event or condition with respect to a Benefit Plan including any Benefit Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $1,000,000.

         1.50 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower or and approved by Agent) on or about 11:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of Borrower.

         1.51 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.52 "Event of Default" shall have the meaning given in Section 10.1 hereof.

         1.53 "Excess Availability" shall mean, the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose any outstanding Letter of Credit Accommodations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iv) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty
(60) days past due as of such time (other than trade payables or other obligations which are either (A) being contested or disputed by Borrower in good faith or (B) which are the subject of extended payment terms in effect on the date hereof and disclosed in writing to Agent), but not yet sent.

         1.54 "Excess Availability Covenant Trigger Event" shall have the meaning set forth in Section 9.17 hereof.

         1.55 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

         1.56 "Excluded Taxes" shall mean: (a) income taxes imposed on the net income of Agent or any Lender in the jurisdiction of Agent's or such Lender's applicable lending office or jurisdiction of organization or any political subdivision thereof and (b) franchise or similar taxes imposed on or determined by reference to the net income of Agent or any Lender (or Transferee), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee) (i) is organized or any political subdivision thereof, (ii) has its applicable lending office located or (iii) is otherwise doing business.

         1.57 "Existing Lenders" shall mean, collectively, the lenders to DIP Anchor listed on Schedule 1.57 hereto (and including Bank of America, N. A., in its capacity as agent acting for such lenders) as of the date hereof.

         1.58 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of Borrower or for which Borrower is otherwise liable listed on Schedule 1.58 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.59 "Extended Payment Accounts" shall mean Accounts of Borrower which provide for payment at the date which is the earlier of thirty (30) days after the original due date for such Accounts or one hundred eighty (180) days after the date of the original invoice for them.

         1.60 "Fee Letter" shall mean the letter agreement, dated of even date herewith, by and between Borrower and Agent, setting forth certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.61 "Financing Agreements" shall mean, collectively, this Agreement, the Mortgage Note Intercreditor Agreement, the Fee Letter, the Collateral Agency Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, the Collateral or the Obligations.

         1.62 "Financial Projections" shall mean the projections of the financial condition of Borrower (together with the assumptions thereto) consisting of the balance sheet, statement of income and loss, and statement of cash flow, for the fiscal year of Borrower required to be delivered to Agent in accordance with Section 9.6 hereof.

         1.63 "Fixed Charge Coverage Ratio" shall mean, with respect to Borrower and its Subsidiaries, on a consolidated basis, (a) measured quarterly, at any time during which an Excess

Availability Covenant Trigger Event has not occurred and is continuing, the ratio of (i) EBITDA of Borrower and its Subsidiaries during the four (4) full fiscal quarters immediately preceding the determination date with respect to the calculation of the Fixed Charge Coverage Ratio to (ii) Fixed Charges of Borrower and its Subsidiaries for such four (4) fiscal quarter period and (b) measured monthly, at any time during which an Excess Availability Covenant Trigger Event has occurred and is continuing, the ratio of (i) EBITDA of the Borrower and its Subsidiaries during the twelve (12) months immediately preceding the determination date with respect to the calculation of the Fixed Charge Coverage Ratio to (ii) Fixed Charges of Borrower and its Subsidiaries for such twelve
(12) month period.

         1.64 "Fixed Charges" shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, (a) all Interest Expense (which for purposes of this definition shall not include amortizing payments of deferred financing charges that do not constitute interest), (b) all Capital Expenditures (other than (i) Capital Expenditures that are financed with proceeds of Indebtedness for borrowed money except for Loans and (ii) Capital Expenditures that are made using the proceeds of asset sales to the extent permitted hereunder) of such Person and its Subsidiaries, (c) cash dividends, repurchases or redemptions paid by such Person and its Subsidiaries (other than to such Person or such Person's Subsidiaries) during such period in respect of Capital Stock, (d) payments to the PBGC under the PBGC Settlement Agreements as in effect on the date hereof, (e) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), (f) federal, state, local and foreign income taxes paid in cash, and (g) management fees paid in cash (in each case as to such Person and its Subsidiaries for such period and to the extent not included in the calculation of EBITDA of such Person and its Subsidiaries for such period).

         1.65 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

         1.66 "Ghaznavi Settlement Documents" shall mean, individually and collectively (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced) the following: (a) the Stipulation and Agreement of Compromise and Release, dated as of June 19, 2002, by and between plaintiffs, Borrower and the other defendants party to Comac Partners, L.P., et al. v. John I. Ghaznavi, et al. and Anchor Glass Container Corporation, civil action no. 18417-NC, filed in the Court of Chancery of Delaware, New Castle County; (b) Motion of Anchor Glass Container Corporation For Entry of An Order Approving Compromise of Controversies in Derivative Lawsuit, dated July 24, 2002, as filed with the Bankruptcy Court; (c) Policy Release, dated June 19, 2002, by and between Liberty International Canada, a division of Liberty Mutual Insurance Company, Consumers Packaging Inc., Borrower,

G&G Investments Inc., KPMG Inc. as trustee in the bankruptcy for Consumers Packaging Inc. and John J. Ghaznavi; (d) Order of the Bankruptcy Court approving the Stipulation and Agreement of Compromise and Release; and (e) all agreements, documents, and instruments executed or delivered in connection therewith.

         1.67 "GMP Multiemployer Plan" shall mean the GMP and Employers Pension Plan.

         1.68 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         1.69 "Guarantors" shall mean, jointly and severally, individually and collectively, each direct or indirect Subsidiary of Borrower formed or acquired after the date hereof, and each of their respective successors and assigns.

         1.70 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law), including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes.

         1.71 "Hedge Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

         1.72 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations to purchase, redeem, retire or otherwise acquire for value any Capital Stock or other equity securities issued by such Person valued, in the case of redeemaable stock at the greater of voluntary liquidation preference and the involuntary liquidation preference plus accrued and unpaid dividends; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

         1.73  "Information Certificate" shall mean the Information
Certificates of Borrower constituting Exhibit C hereto containing material information with respect to Borrower, its businesses and assets provided by or on behalf of Borrower to Agent and Lenders in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

         1.74 "Intellectual Property" shall mean Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

         1.75 "Interest Expense" shall mean, for any period, as to any Person, all of the following as determined in accordance with GAAP: (a) total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit (but excluding amortization of discount and amortization of deferred financing fees paid in cash in connection with the transactions contemplated hereby, interest (payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash), minus (b) any net payments received by such Person and its Subsidiaries on a consolidated basis during such period as interest income received in respect of its investments in cash.

         1.76 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

         1.77  "Interest Rate" shall mean,

               (a  Subject to clauses (b) and (c) of this definition below:

                    (i as to Prime Rate Loans, a rate equal to one-half (1/2%) percent per annum in excess of the Prime Rate,

                    (ii as to Eurodollar Rate Loans, a rate equal to two and one-quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower, as in effect two (2) Business Days prior to the commencement of such Interest Period, whether such rate is higher or lower than any rate previously quoted to Borrower.

               (b Subject to clause (c) of this definition below, effective as of the first (1st) day of the month (commencing after the month ending February 28, 2003), the Interest Rate payable by Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

               (c Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Excess Availability) plus two (2%) percent per annum, at Agent's or Required Lenders' option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to Borrower at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

         1.78 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by

Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

         1.79 "Inventory Loan Limit" shall mean, the amount equal to $60,000,000.

         1.80 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, Borrower or any Obligor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower or such obligor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of Borrower or such Obligor and including such other terms and conditions as Agent may require.

         1.81 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and permitted assigns; each sometimes being referred to herein individually as a "Lender".

         1.82 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as "Letter of Credit Accommodation".

         1.83 "Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.84  "License Agreements" shall have the meaning set forth in Section
8.11 hereof.

         1.85  "Material Adverse Effect" shall mean a material adverse effect on
(a) the financial condition, business, performance or operations of Borrower, or
(b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) any Collateral having an aggregate value in excess of $100,000;
(e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

         1.86 "Material Contract" shall mean any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect, including, without limitation, the contracts and agreements set forth on
Schedule 1.86 hereto.

         1.87  "Maximum Credit" shall mean the amount of $100,000,000.

         1.88 "Mortgage Note Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Mortgage Note Indenture; (b) the Mortgage Notes; (c) the agreements, documents and instruments set forth on Schedule 1.88 hereto; and (d) all other agreements, documents and instruments at any time executed or delivered by Borrower with, to or in favor of the Mortgage Note Trustee or any Mortgage Note Holder in connection therewith or related thereto; sometimes being referred to herein individually as a "Mortgage Note Agreement".

         1.89 "Mortgage Note Collateral" shall mean the Real Property and Equipment and other property of Borrower subject to the security interests and mortgages and liens of Mortgage Note Trustee as more fully described on Schedule
1.89 hereto.

         1.90 "Mortgage Note Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Mortgage Note Trustee or any Mortgage Note Holder, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Mortgage Note Agreements.

         1.91 "Mortgage Note Holders" shall mean, individually and collectively, the Mortgage Note Trustee, the holders from time to time of the Mortgage Notes and their respective successors and assigns; each sometimes being referred to herein individually as a "Mortgage Note Holder".

         1.92 "Mortgage Note Indenture" shall mean the Indenture, dated as of April 17, 1997, by Borrower, the Mortgage Note Trustee, and Consumers U.S., Inc., as guarantor, as may be amended in accordance with the Plan of Reorganization, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.93 "Mortgage Note Intercreditor Agreement" shall mean the Amended and Restated Intercreditor Agreement, dated of even date herewith, by and among Collateral Agent, for itself and on behalf of Agents, Lenders, Term Loan Agent and Term Loan Lenders and Mortgage Note Trustee, for itself and on behalf of Mortgage Note Holders, and as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.94  "Mortgage Note Trustee" shall mean The Bank of New York, a
New York banking corporation, in its capacity as administrative agent acting for and on behalf of the Mortgage Note Holders pursuant to the Mortgage Note Agreements, and its successors and assigns (including any replacement or successor agent or additional agent acting for or on behalf of the Mortgage Note Holders).

         1.95 "Mortgage Notes" shall mean, collectively, the 11-1/4 % Notes issued by Anchor Glass Container Corporation before the commencement of the Chapter 11 Case due April 1, 2005 and payable to each Mortgage Note Lender in the original aggregate principal amount of $150,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.96 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

         1.97 "Net Amount of Eligible Accounts" shall mean, the gross amount of the Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

         1.98 "Net Income" shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary, one-time or non-recurring gains or non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a majority-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain (or non-cash loss) together with any related Provision for Taxes for such gain (or non-cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person.

         1.99 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured. Without limiting the generality of the foregoing, the term "Obligations" shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with any Bank Products.

         1.100 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, including, without limitation, any Subsidiary that becomes a Guarantor after the date hereof, other than Borrower.

         1.101 "Pabst" shall mean Pabst Brewing Company, a Delaware corporation, and its successors and assigns.

         1.102 "Pabst Notes" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Unsecured Promissory Note, dated April 30, 1999, by Pabst payable to the order of Borrower in the original principal amount of $5,000,000 having a maturity date of April 30, 2004, and (b) Unsecured Promissory Note, dated April 30, 1999, by Pabst payable to the order of Borrower in the original principal amount of $5,000,000 having a maturity date of December 31, 2004.

         1.103 "Pabst Settlement" shall mean the proposed settlement agreement that Borrower intends to enter into with Pabst with respect to the Pabst Notes.

         1.104 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
13.7 of this Agreement governing participations.

         1.105 "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor or replacement administration, governmental agency or other entity having the same or similar authority and responsibilities.

         1.106 "PBGC Settlement Agreement" shall mean the agreement, dated as of July 31, 2002 between PBGC and Borrower regarding the treatment of the Glass Companies' Multiemployer Pension Plan, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.107 "PBGC Settlement Agreements" shall mean collectively, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the following: (a) the PBGC Settlement Agreement,
(b) the PBGC Warrant, and (c) all agreements, documents, instruments and notices issued in connection with any of the foregoing.

         1.108 "PBGC Warrant" shall mean the Common Stock Purchase Warrant, dated as of the date herewith, by Borrower issued to PBGC for the purchase of 474,000 shares of Capital Stock of Borrower, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.109 "Permitted Holders" shall mean the Persons identified on Schedule
1.109 hereto.

         1.110 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.111 "Plan of Reorganization" shall mean the Amended Plan of Reorganization of Anchor Glass Container Corporation, dated June 13, 2002, together with any amendments, supplements or modifications thereto, as confirmed pursuant to the Confirmation Order in the Chapter 11 Case.

         1.112 "Prime Rate" shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.113 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

         1.114 "Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of
Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

         1.115 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

         1.116 "Qualified Public Offering" shall mean any bona fide, firm commitment, underwritten offering to the public by Borrower of its Capital Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         1.117 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

         1.118 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or otherwise in favor of or delivered to Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any Benefit Plan or other employee benefit plan and any other amounts payable to Borrower from any Benefit Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).

         1.119 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

         1.120 "Reference Bank" shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

         1.121 "Register" shall have the meaning set forth in Section 13.7 hereof.

         1.122 "Renewal Date" shall have the meaning set forth in Section 13.1 hereof.

         1.123 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty-nine (59%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty-nine (59%) percent of the then outstanding Obligations are owing.

         1.124 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or
(c) to reflect outstanding Letter of Credit Accommodations as provided in
Section 2.2 hereof or (d) to reflect Bank Products or (e) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

         1.125 "Senior Note Holders" shall mean, individually and collectively, the Senior Note Trustee, the holders from time to time of the Senior Notes and their respective successors and assigns; each sometimes being referred to herein individually as a "Senior Note Holder".

         1.126 "Senior Note Indenture" shall mean the Indenture, dated as of March 16, 1998, by DIP Anchor, the Senior Note Trustee, and Consumers U.S., Inc., as guarantor, as may be amended in accordance with the Plan of Reorganization, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.127 "Senior Note Trustee" shall mean Wilmington Trust Company, a Delaware banking and trust company, in its capacity trustee acting for and on behalf of the Senior Note Holders pursuant to the Senior Note Indenture, and its successors and assigns (including any replacement or successor trustee or additional trustee acting for or on behalf of the Senior Note Holders).

         1.128 "Senior Notes" shall mean, collectively, the 9-7/8% Notes issued by Anchor Glass Container Corporation before the commencement of the Chapter 11 Case pursuant to the Senior Note Indenture in the aggregate principal amount of $50,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.129 "Series C Participating Preferred Stock" shall mean the shares of capital stock issued by Borrower pursuant to the Certificate of Designations of Series C Participating Preferred Stock of Borrower filed with the Delaware Secretary of State as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.130 "Shared Collateral" shall mean all the assets or property of Borrower, as more particularly described on Schedule 1.130 hereof.

         1.131 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business as conducted and proposed to be conducted as previously disclosed to Agent and Lenders, in the Disclosure Statement and if not included therein, in writing prior to the date hereof and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

         1.132 "Special Agent Advances" shall have the meaning set forth in
Section 12.11 hereof.

         1.133 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

         1.134 "Term Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Term Loan Lender, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Agreements.

         1.135 "Term Loan Agent" shall mean Ableco Finance, LLC, a Delaware limited liability company, in its capacity as agent acting for and on behalf of Term Loan Lenders pursuant to the Term Loan Agreements and any replacement or successor agent thereunder.

         1.136 "Term Loan Agreement" shall mean the Term Loan Agreement, dated as of the date hereof, by and Term Loan Agent, Term Loan Lenders and Borrower as the borrower thereunder, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.137 "Term Loan Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Term Loan Agreement; (b) the Term Note, dated of even date herewith, issued by Borrower payable to the order of Term Loan Agent in the original principal amount of $20,000,000; (c) the agreements, documents and instruments set forth on Schedule 1.37 hereto; and (d) all other agreements, documents and instruments at any time executed and/or delivered by Borrower with, to or in favor of Term Loan Agent or Term Loan Lenders in connection therewith or related thereto; sometimes being referred to herein individually as a "Term Loan Lender Agreement".

         1.138 "Term Loan Lenders" shall mean the financial institutions from time to time party as lenders to the Term Loan Agreement and their respective successors and assigns.

         1.139 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

         1.140 "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower, unless such sale (1) is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person and (2) disclosed to Agent in the Inventory reports required to be delivered to Agent under Section 7.1 hereof; or
(B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

         1.141 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2.     CREDIT FACILITIES

         2.1   Loans.

               (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to Borrower from time to time in amounts requested by Borrower up to the amount outstanding at any time equal to the Borrowing Base at such time.

               (b) Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that: (i) the number of days of the turnover of the Inventory for any period has adversely changed or (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any decrease attributable to a change in the nature, quality or mix of the Inventory. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

               (c) Except in Agent's discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base, (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrower shall not exceed the Borrowing Base and (iii) the aggregate principal amount of the Loans outstanding at any time to Borrower based on the Eligible Inventory shall not exceed the Inventory Loan Limit.

               (d) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to Borrower exceed the Borrowing Base of Borrower, or the aggregate principal amount of Loans and Letter of Credit Accommodations based on the Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

         2.2   Letter of Credit Accommodations.

               (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Loans to Borrower pursuant to this Section 2.

               (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof). Such fee shall be payable on the first day of each month in arrears. The percentage used for determining the letter of credit fee shall be two (2%) percent; provided, that, effective as of March 1, 2003, the percentage used for determining the letter of credit fee shall be as set forth below the daily average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

--------------------------------------------------------------------------------

                                                              Letter of Credit
                 Excess Availability                           Fee Percentage
                 -------------------                          ----------------
--------------------------------------------------------------------------------
 (i)    $20,000,000 or more                                             2%
--------------------------------------------------------------------------------

 (ii)   Greater than or equal to $10,000,000                        2 1/4%
                      and less than
                      $20,000,000
--------------------------------------------------------------------------------

 (iii)  Less than $10,000,000                                       2 1/2%
--------------------------------------------------------------------------------

except, that, Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the ratable benefit of Lenders such letter of credit fee, at a rate equal to two (2%) percent per annum in excess of the highest applicable Letter of Credit Fee Percentage on such daily outstanding balance (without regard to Excess Availability) for: (1) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (2) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default exists or has occurred and is continuing as determined by Agent in good faith. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

               (c) Borrower shall give Agent two (2) Business Days' prior written notice of Borrower's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

               (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer,
(ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of
(1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

               (e) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $15,000,000.

               (f) Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

               (g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into Borrower's possession, to deliver them, upon Agent's request, to Agent in their original form. Borrower shall also, at Agent's request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

               (h) Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Agent shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided that if no Event of Default has occurred and is continuing, Agent shall not exercise any of the following unless agreed to by or on behalf of Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower's name.

               (i) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.

               (j) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

               (k) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day's notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

         2.3 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's

Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

         2.4 Conditions Precedent to Canadian Availability. Each of the following shall be fully satisfied, as determined by Agent, as conditions precedent to Agent's obligations hereunder to make available Loans based upon any Eligible Accounts with respect to which the account debtor is located in Canada or based upon the Value of Eligible Inventory located in Canada:

               (a) Agent shall have received an original of a Collateral Access Agreement with respect to each location where inventory is maintained or kept, duly executed and delivered by Borrower;

               (b) Agent shall have received the original of all Financing Agreements that Agent determines in its good faith judgment is necessary to perfect its security interest or lien in any such Collateral, in form and substance satisfactory to Agent, duly executed and delivered by Borrower;

               (c) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has valid perfected and first priority security interests in and liens upon any such Accounts or Inventory, in each case, subject only to the security interests and liens (if any) permitted herein;

               (d) at Agent's request, Borrower shall deliver to Agent, in form and substance satisfactory to Agent, evidence of the subsistence of corporate authorizing resolutions and an opinion of counsel to Borrower with respect to the Financing Agreements and the transactions contemplated thereby, and such other matters as Agent shall reasonably require, in form and substance and satisfactory to Agent;

               (e) All of the conditions precedent set forth in Sections 4.1 and
4.2 hereof shall have been satisfied;

               (f) Agent shall have received not less than ten (10) Business Days' prior written notice of Borrower's request that such Accounts and Inventory be considered Eligible Accounts and Eligible Inventory;

               (g) Borrower shall cooperate fully to the extent that Agent determines it is necessary to conduct any due diligence covering such Accounts or Inventory, including, but not limited to, a field examination, site visits and review of books and records in respect thereof. Borrower hereby acknowledges and agrees that in no event shall Lender be liable to Borrower for any determination made by Lender, in good faith, with respect to its consideration of such matters, and

               (h) Agent may, at its option, require Borrower to deliver to Agent a written appraisal, in form, scope and methodology, addressed to Agent and Lenders or upon which Agent is expressly permitted to rely, prepared by an appraiser acceptable to Agent and at Borrower's expense, with respect to the value of such Inventory (which appraisal shall be in addition to any appraisal that Agent is entitled to have delivered in accordance with Section 7.3 hereof.

SECTION 3.     INTEREST AND FEES

         3.1   Interest.

               (a) Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

               (b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

               (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss

(including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

               (d) Interest shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2   Fees.

               (a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which $100,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

               (b) Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

         3.3   Changes in Laws and Increased Costs of Loans.

               (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a "Funding Bank") but excluding any changes in Excluded Taxes, or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's policies with respect to capital adequacy) by an amount deemed by such

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
Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error.

               (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrower and Lenders as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

               (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower and Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

               (d) Borrower shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Loan Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4.     CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

               (a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with DIP Anchor and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of DIP Anchor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and DIP Anchor (or its predecessors), as debtor,
(ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority and (iii) in the case of the Existing Letters of Credit, (A) the obligations under such letters of credit shall have been secured by a pledge of cash collateral by Borrower in favor of the issuer of such Existing Letter of Credit pursuant to a written agreement, in form and substance satisfactory to Agent or (B) replaced by Letter of Credit Accommodations pursuant to Section 2.2 hereof;

               (b) Agent shall have received, in form and substance reasonably satisfactory to Agent, a release agreement and all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination and cancellation by the Senior Note Trustee and the Senior Note Holders of the Senior Notes and of all financing arrangements of the Senior Note Trustee and the Senior Note Holders with DIP Anchor and Consumers U.S., Inc. under the Senior Note Indenture, and the termination and release of any interest in and to any assets and properties of DIP Anchor, duly authorized, executed and delivered by the Senior Note Trustee or the Senior Note Holders;

               (c) Agent shall have received a copy of the Confirmation Order as duly entered by the Bankruptcy Court and entered on the docket of the Clerk of the Bankruptcy Court in the Chapter 11 Case certified by the Clerk of the Bankruptcy Court, following due notice to such creditors and other parties-in-interest as required by the Bankruptcy Court;

               (d) Agent shall have received evidence, in form and substance satisfactory to Agent, that prior to the date hereof or concurrently herewith,
(i) the Effective Date shall have occurred, the Confirmation Order shall be final, valid, subsisting and continuing, and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived (but not including conditions consisting of the effectiveness of this Agreement), and (ii) no motion, action or proceeding shall be pending or filed by any creditor or other party-in-interest to the Chapter 11 Case which could adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of Borrower or the transactions contemplated by the Financing Agreements, as determined by Agent in good faith;

               (e) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);

               (f) no material adverse change shall have occurred in the assets, or business of Borrower since the date of Agent's latest field examination (not including for this purpose the field review referred to in clause (g) below) and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

               (g) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrower (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

               (h) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrower and by processors and warehouses at which Collateral is located;

               (i) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $15,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder and after provision for payment of all fees and expenses of the transactions contemplated hereby, and any other payments that are required or are anticipated to be made by Borrower in respect of claims pursuant to the Plan of Reorganization on or within forty-five (45) days after the Effective Date under the terms of the Plan of Reorganization);

               (j) Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, Borrower, and each bank where Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and Borrower;

               (k) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all Collateral (subject to liens permitted herein);

               (l) Agent shall have received a Borrowing Base Certificate setting forth the Loans available to Borrower as of the date immediately preceding the date hereof as completed in a manner satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrower;

               (m) Agent shall have received a pro forma balance sheet of Borrower as of the date of the date hereof and be satisfied with the anticipated application of "fresh start" accounting rules;

               (n) Agent shall have received Borrower's balance sheet, income statement, cash flow, and availability projections (including the assumptions underlying such projections), all in a level of detail acceptable to Agent, prepared on a monthly basis for the period ending December 31, 2002;

               (o) Agent shall have received, in form and substance acceptable to Agent and Lenders, (i) evidence that the status of the Glass Companies Multi-Employer Pension Plan with respect to the Borrower ("MEPP") has been resolved in accordance with the PBGC Settlement Agreements and the Plan of Reorganization, (ii) true and complete copies of all of the PBGC Settlement Agreements, and (iii) evidence that the transactions contemplated by the PBGC Settlement Agreements shall not as determined by Agent have a material adverse impact on the business and operations of Borrower;

               (p) Agent shall have received and reviewed lien and judgement search results for the jurisdiction of incorporation of Borrower, the jurisdiction of the chief executive office of Borrower and all jurisdictions in which assets of Borrower is located, which search results shall be in form and substance satisfactory to Agent;

               (q) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies or endorsements naming Agent as loss payee;

               (r) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrower with respect to the Financing Agreements, the Confirmation Order, and such other matters as Agent may request;

               (s) Agent shall have received in form and substance satisfactory to Agent, evidence that Borrower has received (i) a cash equity contribution in the amount of not less than $75,000,000 in consideration of the issuance of the Series C Participating Preferred Stock in connection with the Plan of Reorganization and (ii) a cash equity contribution in the amount of not less than $5,000,000 in consideration of the issuance of 9,000,000 shares of capital stock consisting of new common stock of Borrower issued in connection with the Plan of Reorganization;

               (t) Agent shall have received, in form and substance satisfactory to Agent, copies of the Ghaznavi Settlement Documents;

               (u) Agent shall have received, in form and substance satisfactory to Agent, an Allonge Indorsement, dated of even date herewith, by Borrower in favor of Agent with respect to each of the Pabst Notes duly authorized, executed and delivered by Borrower; and

               (v) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

         4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

               (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

               (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or
(ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

               (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.     GRANT AND PERFECTION OF SECURITY INTEREST

         5.1 Grant of Security Interest. (a) To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, all personal property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"):

                     (i)    all Accounts;

                     (ii) all general intangibles, including, without limitation, all Intellectual Property;

                     (iii)  all Inventory;

                     (iv) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

                     (v) all instruments, including, without limitation, all promissory notes;

                     (vi)   all documents;

                     (vii)  all deposit accounts;

                     (viii) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

                     (ix) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

                     (x) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                     (xi) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                     (xii) to the extent not otherwise described above, all Receivables;

                     (xiii) all Records; and

                     (xiv) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

               (b) Notwithstanding anything to the contrary set forth in Section 5.1(a) hereof, (i) so long as the Mortgage Note Intercreditor Agreement is valid and enforceable as to Borrower, the Collateral shall not include any rights or interests other than Bank Collateral and Shared Collateral, and (ii) the types or items of Collateral shall not include any rights or interest in any contract, license or license agreement covering personal property of Borrower, so long as under the terms of such contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract, license or license agreement has not been obtained or a lawful waiver of such prohibition under applicable law has not been obtained; provided, that, the foregoing exclusion shall in no way be construed to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law.

         5.2   Perfection of Security Interests.

               (a) Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower as debtor, as Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and

Borrower, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower as debtor. Agent agrees, at the expense of Borrower, to use reasonable efforts to deliver to Borrower copies of any such financing statements (or amendments or continuation statements with respect thereto) but failure to deliver such financing statements shall not result in any liability to Agent.

               (b) Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent's option, Borrower shall, or Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

               (c) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent's request, Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

               (d) Borrower does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or
(B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees.

               (e) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

                     (i) In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

                     (ii) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as

Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

               (f) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Agent thereof in writing. Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower's expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

               (g) Borrower does not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof have any commercial tort claims, Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in
Section 5.2(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

               (h) Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States or Canada in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall

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
promptly notify Agent thereof in writing. Promptly upon Agent's request, Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.

               (i) Borrower shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and (subject to liens permitted hereunder) first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower's signature thereon is required therefor, (ii) upon Agent's request, causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.     COLLECTION AND ADMINISTRATION

         6.1 Borrower Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

         6.2 Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

         6.3   Collection of Accounts.

               (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in
Section 5.2 hereof or at any time and from time to time Agent may become bank's customer with respect to the Blocked Accounts and promptly upon Agent's request, Borrower shall execute and deliver such agreements or documents as Agent may require in connection therewith. Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

               (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Loans outstanding, Agent, for the ratable benefit of Lenders, shall be entitled to an administrative charge in an amount equivalent to the Interest Rate for Prime Rate Loans (on a per annum basis) multiplied by the amount of the funds received in the Blocked Account for such day as calculated by Agent in accordance with its customary practice. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the pro rata benefit of the Lenders.

               (c) Borrower and its Subsidiaries shall, subject to the terms and conditions contained herein and in the Collateral Agency Agreement, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Agent within five (5) days after demand by Agent for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank or person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this
Section 6.3 shall survive the termination of this Agreement.

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
         6.4   Payments.

               (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or any Obligor or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, principal due in respect of the Loans; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and
(ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

               (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Agent. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes (other than Excluded Taxes) levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

               (c) Any Transferee that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code shall provide to Borrower and Agent (if applicable) an original, executed U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-81MY, as applicable , and such non-U.S. Person shall not be entitled to receive any greater amount pursuant to Section 6.4(b) hereof than it would have received if it were a U.S. Person. As used herein, the term "Transferee" shall mean any assignee or transferee of any Lender, including any Participant.

               (d) If Agent or any Lender receives a refund in respect of any taxes for which Agent or any Lender has received payment from Borrower hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of the Borrower the amount of such refund plus any interest received (but only to the extent of payments made, or additional amounts paid, by or on behalf of Borrower under this Section 6.4 with respect to the taxes giving rise to such refund).

         6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago, Illinois time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower or when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

         6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Agent to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

         6.7 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

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
         6.8   Sharing of Payments, Etc.

               (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

               (b) If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

               (c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

               (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         6.9   Settlement Procedures.

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
               (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

               (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago, Illinois time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Chicago, Illinois time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago, Illinois time on the same Business Day and if received by a Lender after 12:00 p.m. Chicago, Illinois time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago, Illinois time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender and interest shall accrue to the date Lender actually receives payment of such Loans. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

               (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by

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
Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

               (d) If Agent is not funding a particular Loan to Borrower pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower's receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

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
               (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

         6.10 Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.     COLLATERAL REPORTING AND COVENANTS

         7.1   Collateral Reporting.

               (a) Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

                     (i) on a daily basis with a schedule of Accounts, collections received and credits issued;

                     (ii) on a weekly roll forward basis, inventory reports with respect to finished bottles;

                     (iii) on a monthly basis (but in any event by the fifteenth
(15th) Business Day after the end of each month) or more frequently at Borrower's option or as Agent may request, a Borrowing Base Certificate setting forth Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower pursuant to the terms and conditions contained herein as of the last Business Day of the immediately preceding period as to the Accounts and as of the last day of the preceding week as to Inventory, duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Agent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including, without limitation, a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding week; provided, that, without limiting any other rights of Agent, Borrower shall provide Agent with a Borrowing Base Certificate on a weekly basis in the event that at any time: (A) a Default or any Event of Default shall exist or have occurred and be continuing, or (B) Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (C) upon Agent's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (D) Excess Availability shall be less than the greater of (1) $5,000,000 and (2) five percent (5%) of the Maximum Credit;

                     (iv) as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request, (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger) and (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

                     (v) upon Agent's request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

                     (vi) such other reports as to the Collateral as Agent shall reasonably request from time to time.

               (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Agent, the determination of Agent shall govern and be conclusive and binding upon Borrower, absent manifest error. Without limiting the foregoing, Borrower shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2   Accounts Covenants.

               (a) Borrower shall notify Agent promptly of: (i) any material delay in Borrower's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Borrower with respect to any claim, offset, counterclaim or dispute with any account debtor and (iii) any event or circumstance which, to the best of Borrower's knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing items in this Section 7.2(a) shall be granted by Borrower to any account debtor

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
without Agent's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the exclusive right to settle, adjust or compromise to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances. At any time that an Event of Default exists or has occurred and is continuing, Agent may, at its option, notify Borrower that Agent intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances and on and after such notice from Agent to Borrower, Agent shall have such exclusive right, until such time as Agent may notify Borrower otherwise.

               (b) With respect to each Account: (i) the amounts shown on any invoice delivered by Borrower to Agent or schedule thereof delivered by Borrower to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors' rights generally.

               (c) Agent shall have the right at any time or times, but subject to reasonable intervals consistent with Agent's customary practices, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

               (d) Borrower shall provide Agent written notice if the outstanding amount owed by Wild Fruitz Beverages, Inc. to Borrower exceeds $100,000 at any one time and Borrower shall upon Agent's request, take such action with respect to the Standby Letter of Credit No. 42799C, dated May 23, 2002, issued by AREA Bank for the account of Wild Fruitz Beverages, Inc. in favor of Borrower in the face amount of $100,000, as Agent may specify in accordance with the terms and conditions of Section 5.2(f) hereof.

         7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a cycle count of the various types or categories of Inventory in accordance with Borrower's customary practices as disclosed to Agent prior to date hereof but at any time or times as Agent may in its good faith judgment request upon the occurrence and during the continuance of an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or

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
permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Agent may in its good faith judgment request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
(f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory other than the return of defective Inventory in the ordinary course of business so long as such Inventory is disclosed to Agent in the Inventory reports delivered by Borrower to Agent pursuant to Section 7.1 hereof; (i) Borrower shall keep the Inventory in good and marketable condition; and (j) Borrower shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

         7.4 Equipment Covenants. With respect to the Equipment, except where the failure to do so would not result or could not reasonably be expected to result in a Material Adverse Effect: (a) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (c) Borrower assumes all responsibility and liability arising from the use of the Equipment.

         7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower's true and lawful attorney-in-fact, and authorizes Agent, in Borrower's, or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing
(i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail

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
addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements, (b) upon the occurrence and during the continuance of a Default or Event of Default (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (c) at any time (i) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in Borrower's name for such purpose, and to complete in Borrower's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (ii) sign Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.6 Right to Cure. Agent may, at its option, upon prior notice to Borrower, (a) cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements, at any time a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default, the aggregate amount of the Excess Availability is less than $5,000,000, (b) pay or bond on appeal any judgment entered against Borrower, at any time a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment, the aggregate amount of the Excess Availability is less than $5,000,000, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral; provided, that, Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under
Section 9.8 hereof, unless either (i) a Default or Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law, and (d) pay any amount, incur any expense or perform any act which, in Agent's good faith judgment, is necessary or appropriate to

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preserve, protect, insure or maintain the Collateral and the rights of Agent and
Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or any Obligor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower premises during normal business hours after not less than two (2) Business Days prior notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records that relate to the Collateral, and (b) Borrower shall promptly furnish to Agent and each Lender such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or any Lender or Agent's designee may use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral that relate to the Collateral.

SECTION 8.     REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:

         8.1 Corporate Existence, Power and Authority. Borrower and any Subsidiary of Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's or such Subsidiary's financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower's corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower except pursuant to the Financing Agreements. This

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
Agreement and the other Financing Agreements to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

         8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

               (a) The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower has not during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

               (b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

               (c) The chief executive office and mailing address of Borrower and Borrower's Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower to establish new locations in accordance with Section
9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

         8.3 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower and each Subsidiary of Borrower which have been or may hereafter be delivered by Borrower or such Subsidiary to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower or such Subsidiary as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower furnished by Borrower to Agent prior to the date of this Agreement, except any such act, condition or event which has been disclosed by Borrower hereunder and as to which any Default or Event of Default resulting therefrom has been waived by the requisite Lenders or Agent.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 to the Information Certificate and the other liens permitted under
Section 9.8 hereof. Borrower and each Subsidiary of Borrower has good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such

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others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Borrower and each Subsidiary of Borrower has filed, or caused to be filed all tax returns (including extensions), reports and declarations which are required to be filed by it in accordance with applicable law. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Subsidiary of Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

         8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its Subsidiaries or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower, its Subsidiaries or their assets or business, or against or affecting any transactions contemplated by this Agreement, in each case under clause (a) or (b) of this Section 8.6, which if adversely determined against Borrower or its Subsidiaries has or could reasonably be expected to have a Material Adverse Effect.

         8.7   Compliance with Other Agreements and Applicable Laws.

               (a) Borrower or any of its Subsidiaries is not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrower or any of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

               (b) Borrower or any of its Subsidiaries has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits"). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which has or could reasonably be expected to have a Material Adverse Effect.

         8.8   Environmental Compliance.

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               (a) Except as set forth on Schedule 8.8 to the Information
Certificate, to the best of Borrower's knowledge, Borrower and any Subsidiary of Borrower have not generated, used, stored, treated, transported, handled or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower and any Subsidiary of Borrower complies in all material respects with all Environmental Laws and all Permits.

               (b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any material violation of the requirements of any Environmental Law by Borrower and any Subsidiary of Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material in material violation of Environmental Law or the generation, use, storage, treatment, transportation, handling or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect Borrower or its or their business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

               (c) Except as set forth on Schedule 8.8 to the Information Certificate, to the best of Borrower's knowledge, Borrower and its Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials in violation of Environmental Law or the generation, use, storage, treatment, transportation, handling or disposal of any Hazardous Materials in violation of Environmental Law.

               (d) Borrower and its Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such Permits are valid and in full force and effect where the failure to obtain or maintain any Permits has or could reasonably be expected to have a Material Adverse Effect.

         8.9   Employee Benefits.

               (a) Except as set forth on Schedule 8.9 hereto, each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower's knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan.

               (b) Except as set forth on Schedule 8.9 hereto, there are no pending, or to the best of Borrower's knowledge, threatened claims, actions or lawsuits, or action by any Governmental

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
Authority, with respect to any Benefit Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan.

               (c) (i) Except as set forth on Schedule 8.9 hereto, no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Benefit Plan's assets (determined in accordance with the assumptions used for funding such Benefit Plan pursuant to Section 412 of the Code) are not less than such Benefit Plan's liabilities under Section 4001(a)(16) of ERISA; (iii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower and its ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

         8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or any Subsidiary of Borrower maintained at any bank or other financial institution are set forth on
Schedule 8.10 to the Information Certificate, subject to the right of Borrower and such Subsidiaries to establish new accounts in accordance with Section 5.2 hereof.

         8.11 Intellectual Property. Borrower and its Subsidiaries owns or licenses or otherwise have the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower and its Subsidiaries do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or any of its Subsidiaries infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any of its Subsidiaries contesting its right to sell or use any such Intellectual Property which if adversely determined would have or could reasonably be expected to have a Material Adverse Effect. Schedule 8.11 to the Information Certificate sets forth all of the material agreements of Borrower and its Subsidiaries pursuant to which Borrower or any of its Subsidiaries has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements of Borrower and its Subsidiaries as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower under applicable law (including the United States Copyright Act of 1976).

         8.12  Subsidiaries; Affiliates; Capitalization; Solvency.

               (a) As of the date hereof, Borrower does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership.

               (b) On the date hereof, the issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except set forth in Schedule 8.12 hereto.

               (c) After giving effect to the transactions contemplated hereby and the Plan of Reorganization, Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

         8.13  Labor Disputes.

               (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower or any Subsidiary of Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower or any Subsidiary of Borrower on the date hereof.

               (b) There is (i) no significant unfair labor practice complaint pending against Borrower or, to the best of Borrower's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or any Subsidiary of Borrower or, to best of Borrower's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Subsidiary of Borrower or, to the best of Borrower's knowledge, threatened against Borrower or any Subsidiary of Borrower.

         8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower or any of its Subsidiaries permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of Borrower or (b) the ability of Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

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         8.15  Material Contracts.  Schedule 8.15 to the Information Certificate
sets forth all Material Contracts to which Borrower or any Subsidiary of Borrower is a party or is bound as of the date hereof after giving effect to the transactions contemplated by the Plan of Reorganization. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower and any Subsidiary of Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

         8.16 Payable Practices. Borrower or any Subsidiary of Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

         8.17 Confirmation Order. Borrower has delivered to Agent a complete and correct copy of the Plan of Reorganization and the Confirmation Order (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Borrower is not in default in the performance of or compliance with any provisions of the Plan of Reorganization. The Plan of Reorganization is in full force and effect as of the date hereof and has not been terminated, rescinded or withdrawn. The Confirmation Order is a Final Order and is in full force and effect, and has not been amended, modified or stayed and no appeal therefrom or request for hearing with respect thereto is pending. All conditions to confirmation and effectiveness of the Plan of Reorganization have been satisfied or validly waived pursuant to the Plan of Reorganization (other than conditions consisting of the effectiveness of this Agreement). The Confirmation Order authorizes Borrower to (i) enter into this Agreement and the other Financing Agreements, (ii) perform all of its obligations under this Agreement and the other Financing Agreements, and (iii) execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under this Agreement and the other Financing Agreements and to take all other actions and execute, deliver, record and file all other such agreements, documents, instruments, financing statements, releases, applications, registration statements, reports and any changes, additions and modifications thereto in connection with the consummation of the transactions contemplated by this Agreement and the other Financing Agreements, including, without limitation, the making of such filings or the recording of any security interests, as may be required by this Agreement and the other Financing Agreements. Set forth on Schedule 8.17 hereto is a true and correct list of all payments that are required or are anticipated to be made by Borrower in respect of claims pursuant to the Plan of Reorganization on or within forty-five (45) days after the Effective Date and whether such claims are or purport to be secured claims. No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Confirmation Order and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Confirmation Order.

         8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower or any Subsidiary of Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction

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contemplated hereby or thereby, including all information on the Information
Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Since the date of Agent's audit review on July 23, 2002, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

         8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTS

          9.1  Maintenance of Existence.

               (a) Borrower shall, and shall cause each Subsidiary of Borrower, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted except to the extent permitted by
Section 9.7 hereof.

               (b) Borrower shall not, and shall not permit any Subsidiary of Borrower to, change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower or such Subsidiary of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower or such Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower or such Subsidiary as soon as it is available.

               (c) Borrower shall not, and shall not permit any Subsidiary of Borrower to, change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days' prior written notice from Borrower or such Subsidiary of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Except as otherwise permitted by Section 9.7 hereof, Borrower or such Subsidiary shall not change its type of organization, jurisdiction of organization or other legal structure.

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          9.2  New Collateral Locations.  Borrower and each Subsidiary of
Borrower may only open any new location within the continental United States and Canada provided Borrower or such Subsidiary (a) gives (and causes any such Subsidiary to give) Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered (including any such Subsidiary), to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, Borrower and any such Subsidiary may open new inventory locations from time to time for the purpose of meeting requests of customers so long as the following conditions have been satisfied: (a) Agent shall have received not less than three (3) days' prior written notice of the intention of Borrower or such Subsidiary to open a new location, which notice shall set forth the address of the premises where the Inventory will be located and the Value of the Inventory at such new location, (b) the Value of Inventory at all such third party locations shall not exceed $250,000 in the aggregate at any one time, and (c) so long as no Default or Event of Default exits or has occurred and is continuing, Agent agrees not to establish a Reserve for a period of fifteen (15) days commencing on the earlier of the date that Agent receives such written notice or the date that the inventory arrives at such location. After such fifteen (15) day period, if Agent has not received, in form and substance satisfactory to Agent, a Collateral Access Agreement, or if such Inventory has not been moved to a location otherwise permitted hereby, Agent may in its discretion establish a Reserve in accordance with the terms and conditions hereof.

          9.3  Compliance with Laws, Regulations, Etc.

               (a) Borrower shall, and shall cause each Subsidiary of Borrower to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws when the failure to so comply or observe has or could reasonably be expected to have a Material Adverse Effect.

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               (b) Borrower shall, and shall cause each Subsidiary of Borrower to, give written notice to Agent promptly upon Borrower's or such Subsidiary's receipt of any notice of, or Borrower's or such Subsidiary's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material which is required by law to be reported to the Governmental Authority having jurisdiction over such event or which is required to be reported to Mortgage Note Trustee pursuant to the terms of the Mortgage Note Agreements; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material violation of any Environmental Law by Borrower or any Subsidiary of Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations conducted by or on behalf of Borrower or any Subsidiary of Borrower shall be promptly furnished, or caused to be furnished, by Borrower or such Subsidiary to Agent unless such documents are expressly subject to an attorney-client privilege. Borrower shall, and shall cause each Subsidiary of Borrower to, take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

               (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is a violation, or any condition which requires any action by or on behalf of Borrower or any Subsidiary of Borrower in order to avoid any violation with any Environmental Law, Borrower shall, at Agent's request and Borrower's expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where violation or alleged violation with such Environmental Laws has occurred as to such non-violation and prepare and deliver to Agent a report as to such non-violation setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-violation, or Borrower's or such Subsidiary's response thereto or the estimated costs thereof, shall change in any material respect.

               (d) Borrower shall, and shall cause each Subsidiary of Borrower to, indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, in material violation of Environmental Law, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or such Subsidiary and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

          9.4 Payment of Taxes and Claims. Borrower shall, and shall cause each Subsidiary of Borrower to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to

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Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower and each Subsidiary of Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees, and shall cause each Subsidiary of Borrower to agree, to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower or such Subsidiary such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower or such Subsidiary to pay Excluded Taxes.

          9.5 Insurance. Borrower shall, and shall cause each Subsidiary of Borrower to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower shall, and shall cause each Subsidiary of Borrower to, furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower or such Subsidiary fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower or such Subsidiary. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower and each Subsidiary of Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause, and shall cause each Subsidiary of Borrower to cause, Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower or such Subsidiary shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower or any of its Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

          9.6  Financial Statements and Other Information.

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               (a) Borrower shall, and shall cause each Subsidiary of Borrower to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP. Borrower shall, and shall cause each Subsidiary of Borrower to, promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and its Subsidiaries, and Borrower shall notify the auditors and accountants of Borrower and its Subsidiaries that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and, if such covenants are being measured monthly in accordance with Section 9.17 hereof, accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrower is in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer or other financial officer satisfactory to Agent of Borrower, subject to normal year-end adjustments and no footnotes and, if such covenants are being measured quarterly in accordance with Section 9.17 hereof, accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrower is in compliance with the covenants set forth in
Section 9.17 of this Agreement for such quarter, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

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               (b) Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any material adverse change in Borrower's or any of its Subsidiaries' business, properties, assets, goodwill or condition, financial or otherwise result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide, or shall cause such Subsidiary to provide to, Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against Borrower or such Subsidiary, any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower or such Subsidiary, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

               (c) Borrower shall, and shall cause each Subsidiary of Borrower to, promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower or any of its Subsidiaries sends to its stockholders generally and copies of all reports and registration statements which Borrower or such Subsidiary files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

               (d) Borrower shall furnish or cause to be furnished to Agent as soon as available but by no later than February 28 of each year, in form and detail acceptable to Agent, Financial Projections for the fiscal year of Borrower and its Subsidiaries ending fiscal year, commencing with the fiscal year ending 2003. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower and its Subsidiaries, as Agent may, from time to time, reasonably request. Subject to the terms of Section 13.5 hereof, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and its Subsidiaries to any court or other Governmental Authority, or to any Lender or Participant or prospective Lender or Participant, or any Affiliate of any Lender or Participant. Borrower hereby irrevocably authorizes and directs its accountants or auditors to deliver to Agent, at Borrower's expense, copies of the financial statements of Borrower and its Subsidiaries and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and its Subsidiaries and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower and its Subsidiaries. In any such connection and discussion, Agent shall give Borrower prior telephonic or written notice to Borrower's Chief Financial Officer, Vice President of Finance or other officer of Borrower set forth on Schedule 9.6(d) hereto. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one
(1) year after the same are delivered to Agent or such Lender, except as otherwise designated by party to Agent or such Lender in writing.

          9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly,

               (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that a majority-owned Subsidiary of

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Borrower may merge into or with or consolidate with Borrower or a wholly-owned domestic Subsidiary of Borrower; provided, that, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of Borrower to so merge or consolidate, and such information with respect thereto as Agent may reasonably request, (ii) as of the effective date of such merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) Borrower or such wholly-owned domestic Subsidiary shall be the surviving entity and shall immediately upon the effectiveness of the merger expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Agent, its continuing liability in respect of the Obligations and the Financing Agreements to which it is a party and execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, (v) any Guarantor shall ratify and confirm that its guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity and ratify and confirm any other agreements by such Obligors in favor of Agent, and (vi) the surviving entity shall not become obligated with respect to any Indebtedness, nor any of its property become subject to any lien, unless Borrower could incur such Indebtedness or create such lien hereunder;

               (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

                      (i) sales of Inventory in the ordinary course of business,

                     (ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower) or other assets (other than any Collateral) no longer used in the conduct of its business so long as such sales or other dispositions do not involve Equipment or such other assets (other than any Collateral) having an aggregate fair market value in excess of $17,500,000 for all such Equipment or such other assets (other than Collateral) disposed of in any fiscal year of Borrower or as Agent may otherwise agree,

                    (iii) sales or other dispositions by Borrower of assets or properties consisting of the Mortgage Note Collateral; provided, that, as to each and all such sales or dispositions, (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such sale or disposition, and such other information with respect thereto as Agent may reasonably request, and (B) such sale or disposition is consummated in accordance with the terms and conditions of the Mortgage Note Agreements and the Mortgage Note Intercreditor Agreement, or

                     (iv) the issuance or sale of Capital Stock by Borrower or any Subsidiary of Borrower after the date hereof or as sales or issuances of Capital Stock issued by Subsidiaries formed or acquired to the extent permitted hereby; provided, that, (A) in the case of any such sale or issuance of Capital Stock of a Subsidiary or, if an Event of Default has occurred and is continuing, any issuance of Capital Stock of Borrower, Agent shall have received not less than

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ten (10) Business Days' prior written notice of such issuance and sale by
Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof prior to the end of the term of this Agreement, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or which are more restrictive or burdensome to Borrower than the terms of any Capital Stock of Borrower in effect on the date hereof, and (D) in the case of any such sale or issuance of Capital Stock of a Subsidiary or, if an Event of Default has occurred and is continuing, any issuance of Capital Stock of Borrower, after giving effect to such issuance or sale, no Event of Default shall exist or have occurred and be continuing;

                      (v) (A) the issuance of Capital Stock of Borrower consisting of common stock (and options therefor) in accordance with the terms and conditions of the Plan of Reorganization as in effect on the date hereof and the Confirmation Order as in effect on the date hereof, (B) the issuance of the PBGC Warrant and the Series C Participating Preferred Stock in accordance with the terms and conditions of the Plan of Reorganization as in effect on the date hereof and the Confirmation Order as in effect on the date hereof, (C) the issuance of Capital Stock of Borrower consisting of common stock pursuant to the exercise of options therefor that have been issued pursuant to the Plan of Reorganization as in effect on the date hereof or pursuant to the exercise of its PBGC Warrant as in effect on the date hereof, and (D) the issuance of Capital Stock to qualify directors to the extent required by applicable law in the ordinary course;

                     (vi) the issuance of Capital Stock of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants,

                    (vii) the deposit of $450,000 on the date hereof in an escrow fund pursuant to which the Borrower becomes a contributing member of the GMP Multiemployer Plan in accordance with the terms and conditions of the Plan of Reorganization as in effect on the date hereof and the Confirmation Order as in effect on the date hereof,

                   (viii) the licensing by Borrower or a Subsidiary of Borrower of Intellectual Property owned by it to another Person; provided, that, as to any such license: (A) the transaction with respect to such license is an arm's length transaction in the ordinary course of business of Borrower or such Subsidiary, (B) Borrower or such Subsidiary receives at least fair market value with respect to the value of such license as determined by Borrower in good faith, and (C) any rights of such Borrower or such Subsidiary shall be subject to the rights of Agent in such Intellectual Property, including, without limitation, the rights of Agent to use such Intellectual Property in connection with the exercise of Agent's rights and remedies with respect to the Collateral;

                     (ix) investments permitted by Section 9.10 hereof;

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                      (x) sale and leaseback transactions with respect to
Equipment, Real Property or other assets not constituting Collateral so long as the following conditions shall have been satisfied, (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such sale or leaseback and such other information with respect thereto as Agent may reasonably request, (B) after giving effect to such transaction no Default or Event of Default exists or has occurred and is continuing, (C) such transaction is an arm's length transaction and Borrower or such Subsidiary, as the case may be, receives at least fair market value, as determined in good faith by Borrower, in connection with such transaction and (D) Agent shall have received, in form and substance satisfactory to Agent, a Collateral Access Agreement with respect to such Equipment, Real Property or other assets;

                     (xi) discounts, settlement or compromise of Indebtedness evidenced by the Pabst Notes to the extent permitted by Section 9.19 hereof;

               (c) form or acquire any Subsidiaries, except, that, Borrower may form or acquire Subsidiaries (to the extent permitted by Sections 9.7(a) and 9.10 hereof) after the date hereof; provided, that, (i) as of the date of such formation or acquisition, and after giving effect thereto or otherwise, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such Subsidiary shall be incorporated in a State of the United States, (iii) upon such formation or acquisition, Borrower shall notify Agent of such formation or acquisition and Borrower shall cause any such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent: (A) an absolute and unconditional guarantee of payment of all of the Obligations, (B) a security agreement granting to Agent, for itself and the benefit of Lenders a first priority security interest in and lien upon all of the accounts receivable and inventory (and related property comparable to that included as Collateral) of such Subsidiary, (C) related UCC financing statements, and (D) such other agreements, documents and instruments Agent may reasonably require in connection therewith as to the validity and enforceability thereof, (iv) upon such formation or acquisition, to the extent not prohibited by the Mortgage Note Indenture, Borrower shall, and shall cause each Subsidiary of Borrower that owns any Capital Stock in such Subsidiary being formed or acquired to, (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary so formed or acquired that are owned by Borrower or the Subsidiary forming or acquiring such Subsidiary, (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent's security interests therein), and (C) deliver related UCC financing statements, and (v) the amount of the investment by Borrower in the Capital Stock of such Subsidiary and any other amounts paid by Borrower to or in connection with the formation or acquisition of such Subsidiary shall not exceed the amount permitted under
Section 9.10 hereof;

               (d) wind up, liquidate or dissolve, except, that any Subsidiary of Borrower (other than a Guarantor) may wind up, liquidate and dissolve so long as, each of the following

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conditions is satisfied, (i) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (ii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to its shareholders or its creditors, (iii) upon the request of Agent, Borrower shall deliver to Agent all documents and agreements that Borrower or any Subsidiary has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (iv) Borrower or such Subsidiary, as the case may be, shall not acquire any material liabilities not otherwise permitted hereby as a result of such winding up, liquidation or dissolution, (v) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, and (vi) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

               (e) agree to do any of the foregoing provided that Borrower and its Subsidiaries may enter into agreements to effectuate any transaction otherwise prohibited by this Section 9.7 so long as (i) concurrently with the execution and delivery of any such agreement, Borrower shall provide Agent notice thereof and (ii) the consummation of any such agreement is conditioned upon obtaining either (A) the consent of Agent or the Required Lenders or (B) the termination of this Agreement and the other Financing Agreements and the repayment in full of all outstanding Obligations in accordance with the terms and conditions contained herein.

          9.8 Encumbrances. Borrower shall not, and shall not permit any Subsidiary of Borrower to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

               (a) the security interests and liens of Agent for itself and the benefit of Lenders;

               (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

               (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower 's or such Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or does not exceed $250,000 at any one time outstanding, or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

               (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Subsidiary as

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presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

               (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

               (f) liens and security interests of the Equipment Lender to secure the Indebtedness arising in connection with the Equipment Financing to the extent permitted by Section 9.9(f) hereof (including precautionary UCC financing statements in connection therewith);

               (g) pledges and deposits of cash after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower as of the date hereof;

               (h) pledges and deposits of cash after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof;

               (i) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof, and (ii) equipment or other materials which are not owned by Borrower or a Subsidiary of Borrower but are located on the premises of Borrower or such Subsidiary of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower and the precautionary UCC financing statement filings in respect thereof;

               (j) the security interests in and mortgages and liens upon the Mortgage Note Collateral and the Shared Collateral in favor of Mortgage Note Trustee to secure the Mortgage Note Debt to the extent permitted hereunder; provided, that, such security interests in and mortgages and liens upon Mortgage Note Trustee are and shall at all times extend to and include the Mortgage Note Collateral and the Shared Collateral (and not any of the Collateral) as set forth in the Mortgage Note Intercreditor Agreement;

               (k) the security interests in and mortgages and liens upon the Collateral and the Shared Collateral of the Term Loan Agent to secure the Term Loan Debt to the extent permitted hereunder; provided, that, such security interests in and mortgages and liens upon the Collateral and Shared Collateral of Term Loan Agent are and shall at all times be subject and subordinate to the security interests, mortgages and liens therein of Agent pursuant to the terms of the Mortgage Note Intercreditor Agreement and the Collateral Agency Agreement;

               (l) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that,
(i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of

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enforcement of any such liens is in effect and (iv) Agent may establish a
Reserve with respect thereto;

               (m) leases or subleases of Equipment, Real Property and other property (not including Collateral) granted to other Persons in the ordinary course of business by Borrower or a Subsidiary of Borrower so long as (i) Agent shall have received not less than ten (10) Business Days' prior written notice of such lease or sublease, and such other information with respect thereto as Agent may reasonably request, and (ii) Agent shall have received, in form and substance satisfactory to Agent, a Collateral Access Agreement;

               (n) security interests, liens and mortgages existing on property or assets (other than Collateral) acquired pursuant to an acquisition permitted by Section 9.10 hereof, or on property or assets (other than any Collateral) of a Person in existence at the time such Person becomes a Subsidiary pursuant to an acquisition permitted by Section 9.10 hereof, provided, that, (i) any Indebtedness that is secured by any such security interests or liens is otherwise permitted by Section 9.9 hereof, (ii) such security interests and liens are not incurred in connection with, or in contemplation of, any such acquisition, and do not attach to any Collateral or any asset of Borrower or any of its Subsidiaries, other than the property or assets (or the property or assets of such Person) being so acquired (but in any event not any Collateral after giving effect to such acquisition), and (iii) Borrower shall have used its reasonable best efforts to deliver or cause to be delivered to Agent, in form and substance satisfactory to Agent, a Collateral Access Agreement, duly authorized, executed and delivered by the holder of any such security interest or lien;

               (o) the security interests and liens set forth on Schedule 8.4 to the Information Certificate; and

               (p) security interests, liens, and mortgages on assets or properties (other than Collateral) securing Indebtedness permitted under Sections 9.9(d), 9.9(e), 9.9(h) and 9.9(i) hereof to the extent that such Indebtedness is refinanced pursuant to a Refinancing Indebtedness permitted under Section 9.9(h) hereof; provided, that, Borrower shall have delivered or cause to be delivered to Agent a Collateral Access Agreement, duly authorized, executed and delivered by the holder of any such security interest or lien, that permits Agent access to the Collateral on at least the same terms and conditions of the collateral access provisions set forth in the Mortgage Note Intercreditor Agreement (as in effect on the date hereof).

          9.9 Indebtedness. Borrower shall not, and shall not permit any Subsidiary of Borrower to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

               (a) the Obligations;

               (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including

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Capital Leases) and purchase money mortgages on Real Property not to exceed
$50,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower or any Subsidiary of Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

               (c) unsecured Indebtedness of Borrower or any Subsidiary of Borrower arising after the date hereof to any third person, provided, that, as to any such Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) as of the date of the incurrence of any such Indebtedness and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000, (iv) after giving effect to the incurring of such Indebtedness and the use of proceeds thereof, no Default or Event of Default shall exist or have occurred and be continuing, (v) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or restrictive than the terms of such Indebtedness as in effect on the date of the incurrences thereof as determined by Agent in good faith, or (B) except as permitted pursuant a Refinancing Indebtedness to the extent permitted by Section 9.9(h) hereof, redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose; provided, that, Borrower may make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied: (1) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing, (2) as of the date of any such prepayment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000, and (3) Agent shall have received not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request; and (vi) Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

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               (d) Indebtedness of Borrower to the Term Loan Agent and Term Loan
Lenders evidenced by or arising under the Term Loan Agreement and other Term
Loan Agreements (as in effect on the date hereof); provided, that:

                      (i) the principal amount of such Indebtedness shall not exceed $20,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Term Loan Agreement as in effect on the date hereof,

                     (ii) as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred and is continuing under the Term Loan Agreements,

                    (iii) Agent shall have received true, correct and complete copies of all of the Term Loan Agreements, as duly authorized, executed and delivered by the parties thereto,

                     (iv) Borrower shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrower may make regularly scheduled payments of interest and principal in respect of the Term Loan Debt in accordance with the terms of the Term Loan Agreements as in effect on the date hereof and Borrower may commencing on November 1, 2002, make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied:

                          (A) as of the date of any such prepayment and after
giving effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing,

                          (B) as of the date of any such prepayment and after
giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000,

                          (C) Agent shall have received not less than ten (10)
Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request;

                      (v) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Term Loan Agreements as in effect on the date hereof, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or restrictive than the terms of such Indebtedness as in effect on the date hereof as determined by Agent in good faith or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in the immediately preceding clause (iv) or pursuant to Refinancing Indebtedness to the extent permitted by Section 9.9(i) hereof, and

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                     (vi) Borrower shall furnish to Agent all material notices
or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

               (e) Indebtedness of Borrower to the Mortgage Note Trustee and the Mortgage Note Holders evidenced by or arising under the Mortgage Notes and the other Mortgage Note Agreements (as in effect on the date hereof); provided, that:

                      (i) the principal amount of such Indebtedness shall not exceed $150,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Mortgage Notes as in effect on the date hereof,

                     (ii) as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred and is continuing under the Mortgage Note Agreements,

                    (iii) Agent shall have received true, correct and complete copies of all of the Mortgage Note Agreements, as duly authorized, executed and delivered by the parties thereto,

                     (iv) Borrower shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrower may make regularly scheduled payments of interest and principal in respect of the Mortgage Notes in accordance with the terms of the Mortgage Note Agreements as in effect on the date hereof and Borrower may make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied:

                          (A) as of the date of any prepayment and after giving
effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing,

                          (B) as of the date of any such prepayment and after
giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000,

                          (C) Agent shall have received not less than ten (10)
Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request;

                     (v) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Mortgage Note Agreements as in effect on the date hereof, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or less favorable than the

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terms of such Indebtedness as in effect on the date hereof as determined by
Agent in good faith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in the immediately preceding clause (iv) or pursuant to Refinancing Indebtedness to the extent permitted by Section 9.9(h) hereof, and

                    (vi) Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

               (f) Indebtedness of Borrower arising in connection with the Equipment Financing; provided, that,

                     (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the terms and provisions of the Equipment Financing which shall be acceptable to Agent,

                    (ii) Agent shall have received true, correct and complete copies of all the Equipment Financing Agreements, which shall be in form and substance satisfactory to Agent,

                   (iii) to the extent Agent and Lenders deem necessary in their good faith determination, Agent shall have received, in form and substance satisfactory to Agent, a Collateral Access Agreement, duly authorized, executed and delivered by Equipment Lender,

                    (iv) the principal amount of such Indebtedness shall not at any time exceed $75,000,000,

                     (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default of Event of Default shall exist or have occurred and be continuing,

                    (vi) Borrower shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, lease payments in accordance with the terms of the Equipment Financing Agreements as in effect on the date hereof and Borrower may make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied:

                          (A) as of the date of any prepayment and after giving
effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing,

                          (B) as of the date of any such prepayment and after
giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000,

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                          (C) Agent shall have received not less than ten (10)
Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request;

                   (vii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Equipment Lease Financing Agreements as in effect on the date hereof, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or less favorable than the terms of such Indebtedness as in effect on the date such Indebtedness is incurred pursuant hereto or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in the immediately preceding clause (vi ) or pursuant to Refinancing Indebtedness to the extent permitted by Section 9.9(h) hereof, and

                  (viii) Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

               (g) unsecured Indebtedness of Borrower to the PBGC evidenced by or arising under the PBGC Settlement Agreements (as in effect on the date hereof); provided, that:

                     (i) the principal amount of such Indebtedness shall not exceed $120,750,000, less the aggregate amount of all payments to be made to the PBGC in accordance with the terms and conditions of the PBGC Settlement Agreements as in effect on the date hereof,

                    (ii) as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred under the PBGC Settlement Agreements,

                   (iii) Agent shall have received true, correct and complete copies of all of the PBGC Settlement Agreements, as duly authorized, executed and delivered by the parties thereto,

                    (iv) Borrower shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrower may make a one time payment in the amount of $20,750,000 on the date hereof to the PBGC and thereafter may make regularly scheduled monthly payments to the PBGC in the amount of $833,333.33 in accordance with the terms of the PBGC Settlement Agreements as in effect on the date hereof,

                     (v) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the PBGC Settlement Agreements as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in the immediately preceding clause (iv), and

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                    (vi) Borrower shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

               (h) Indebtedness of Borrower or any Subsidiary of Borrower arising after the date hereof issued in exchange for, or the proceeds of which are used to refinance, replace or substitute for Indebtedness permitted under any of Sections 9.9(c), (d), (e), (f) and (i) hereof (the "Refinancing Indebtedness"); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may reasonably request, (ii) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) as of the date of any such Refinancing and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than the Obligations as the Indebtedness being refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrower or any of its Subsidiaries which are more burdensome or restrictive in any respect than those included in the Indebtedness so refinanced, replaced or substituted for, (vi) such Indebtedness shall be incurred by Borrower in a bona fide arm's length transaction and on terms and conditions that are commercially reasonable, (vii) after giving effect to the incurring of such Indebtedness and the use of proceeds thereof, no Default or an Event of Default shall exist or have occurred and be continuing, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of and accrued but unpaid interest on the debt being refinanced (plus the amount of reasonable refinancing fees and expenses incurred in connection with such Refinancing Indebtedness or the Indebtedness being refinanced, in each case, which is due and payable on the date of such event), (ix) in the case of Refinancing Indebtedness, Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness; provided, that, Borrower may make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied: (A) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing, (B) as of the date of any such prepayment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000, and (C) Agent shall have received not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request; (x) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness as in effect on the date such Indebtedness is refinanced in accordance with the terms and conditions hereof, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or less favorable than the terms of such Indebtedness as in effect on the date such Indebtedness is incurred pursuant hereto, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than as permitted by clauses (v) and (ix) of this Section 9.9(h)) and (xi) Borrower shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by Borrower or any such Subsidiary or on its behalf promptly after the receipt thereof or sent by Borrower or any such Subsidiary on its behalf concurrently with the sending thereof, as the case may be;

               (i) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof; provided, that, Borrower may make voluntary prepayments in respect of such Indebtedness so long as the following conditions have been satisfied: (A) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default (other than a Default or Event of Default that will be cured after giving effect to such prepayment) shall exist or have occurred and be continuing, (B) as of the date of any such prepayment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000, and (C) Agent shall have received not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the amount of the prepayment and such other information with respect thereto as Agent may request, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of such Indebtedness as in effect on the date hereof, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that are more burdensome or less favorable than the terms of such Indebtedness as in effect on the date such Indebtedness is incurred pursuant hereto or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in the immediately preceding clause (i) of this
Section 9.9(i) or pursuant to a Refinancing Indebtedness to the extent permitted by Section 9.9(h) hereof, and (iii) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

               (j) Indebtedness with respect to surety bonds, appeal bonds or like instruments acquired in the ordinary course of business or in connection with the enforcement of rights or claims of Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default; provided, that, the aggregate outstanding amount of all such surety bonds, appeal bonds and like instruments permitted by this Section 9.9(j) shall not at any time exceed $500,000;

               (k) Indebtedness under Hedge Agreements on terms acceptable to Agent;

               (l) intercompany Indebtedness among Borrower and its Subsidiaries to the extent permitted by Section 9.10 hereof; and

               (m) unsecured guarantees by Borrower of Indebtedness or other obligations of its Subsidiaries that are permitted to be incurred hereunder.

         9.10 Loans, Investments, Etc. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

               (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

               (b) investments in cash or Cash Equivalents; provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

               (c) the existing equity investments of Borrower as of the date hereof in its Subsidiaries, provided, that, Borrower shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

               (d) loans and advances by Borrower or any Subsidiary of Borrower to officers, directors and other employees of Borrower or such Subsidiary not to exceed the principal amount of $100,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower or such Subsidiary, as the case may be, and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

               (e) stock or obligations issued to Borrower or any Subsidiary of Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or such Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by Borrower as Agent may request;

               (f) obligations of account debtors arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower or any Subsidiary of Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower or such Subsidiary, such promissory note shall be endorsed to the order of Agent by Borrower or such Subsidiary and promptly delivered to Agent as so endorsed;

               (g) loans of money or property (other than Collateral), after the date hereof by Borrower or any Subsidiary of Borrower to any Person other than an existing Affiliate of Borrower as of the date hereof, including non-cash consideration received by Borrower or such Subsidiary in connection with the sale of any of its assets to the extent otherwise permitted under Section 9.7 hereof, or investments after the date hereof by Borrower or any Subsidiary of Borrower by capital contribution in any Person other than an existing Affiliate of Borrower or such Subsidiary as of the date hereof, or the formation or acquisition after the date hereof by Borrower or any Subsidiary of Borrower of a Subsidiary organized under the laws of a State of the United States after the date hereof; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions shall be satisfied:

                     (i) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                    (ii) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, the aggregate amount of the Excess Availability shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and as of the date of any such loan or investment or formation or acquisition or any payment in connection therewith and after giving effect thereto, the aggregate amount of the Excess Availability shall be not less than $10,000,000,

                   (iii) the Person receiving such loan or investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complimentary to the business of Borrower permitted in this Agreement,

                    (iv) in the case of loans, the Indebtedness of such Person to Borrower or a Subsidiary arising pursuant to such loan, if evidenced by a note shall be evidenced by a single original promissory note issued by such Person payable to Borrower or such Subsidiary, which shall evidence a valid and legally enforceable Indebtedness of Person to Borrower or such Subsidiary but, unless such note is made by a Subsidiary, unconditionally owing to Borrower or such Subsidiary, without offset, defense or counterclaim of any kind, nature or description whatsoever, and the original of such promissory note issued by such Person to Borrower or such Subsidiary shall be delivered to, and held by, Agent as part of the Collateral, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may specify, and

                     (v) Agent shall have received (A) not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request;

               (h) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrower shall furnish to Agent all material notices or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

               (i) investments consisting of non-cash consideration received by Borrower or any of its Subsidiaries in connection with any asset sale to the extent permitted by Section 9.7 hereof;

               (j) Hedge Agreements to the extent permitted by Section 9.9 hereof; and

               (k) intercompany loans and advances between or among Borrower and its Subsidiaries that are permitted to be formed or acquired pursuant to Section 9.7(c) hereof.

         9.11 Dividends and Redemptions. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of Borrower or of such Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

               (a) Borrower may from time to time pay dividends in respect of its outstanding shares of Capital Stock consisting of the Series C Participating Preferred Stock and common stock or redeem, retire, defease, purchase or otherwise acquire any outstanding shares of Capital Stock consisting of its common stock; provided, that,

                     (i) Agent shall have received not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the amount of the dividend or the shares to be repurchased and the amount that Borrower anticipates that it will be required to pay for such repurchase and such other information with respect thereto as Agent may request,

                    (ii) as of the date of the payment for any such dividend, redemption or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                   (iii) as of the date of the payment for any such dividend, redemption or repurchase and after giving effect thereto, the aggregate amount of the Excess Availability of Borrower shall have been not less than $10,000,000 for each of the immediately preceding thirty (30) consecutive days and the aggregate amount of the Excess Availability of Borrower shall be not less than $10,000,000,

                    (iv) such dividend, redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or its property is bound, and

                     (v) such dividend, redemption or repurchase shall be paid out of legally available funds therefor;

               (b) Borrower and each Subsidiary of Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur and such dividend, redemption, or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or such Subsidiary or its or their property are bound;

               (c) any Subsidiary of Borrower may declare and pay dividends with respect to any class of Capital Stock, in cash or other property (other than property in or on which Agent has a security interest or lien), to Borrower or any Subsidiary of Borrower or to any other Person that holds such class of Capital Stock, so long as (i) any such dividends are paid using funds other than proceeds of Loans or proceeds of Collateral, (ii) any such dividends are paid ratably to the holders of such Capital Stock, (iii) as of the date of and after giving effect to the declaration and payment of such dividend, no Default or Event of Default shall exist or have occurred and be continuing, (iv) any such dividends will not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Subsidiary or its property is bound, (v) any such dividends shall be paid out of legally available funds therefor, and
(vi) as to any such dividends by any such Subsidiaries that are not wholly-owned Subsidiaries of Borrower, the aggregate amount of all such dividends that may be paid to the holders of any such Capital Stock of such Subsidiary other than Borrower or a Subsidiary of Borrower may not exceed $250,000 in the aggregate; and

               (d) Borrower and each Subsidiary of Borrower may pay dividends to the extent permitted in Section 9.12(b) hereof.

         9.12 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly:

               (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to or enter into any other transaction with any officer, director or other Affiliate of Borrower or of such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower (or to such Subsidiary than such Subsidiary) would obtain in a comparable arm's length transaction with an unaffiliated person; or

               (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or any other services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower or of such

Subsidiary, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower or such Subsidiary in the ordinary course of business and loans or advances to the extent permitted by Section 9.10(d) hereof, (ii) the payments to Term Loan Agent and the other transactions contemplated by the Term Loan Agreements as in effect in the date hereof, (iii) the declaration and payment of dividends to the extent permitted by Section 9.11 hereof, (iv) transactions by or among Borrower or any Subsidiary of Borrower to the extent permitted by this Agreement, (v) issuance of stock options to the extent permitted by Section 9.7(b) hereof and (vi) payments to former shareholders of Borrower in connection with the Ghaznavi Settlement Documents as in effect on the date hereof, so long as (A) no such payments will be made using proceeds of Loans or proceeds of Collateral and (B) all such payments shall be made in accordance with the terms and conditions of the Ghaznavi Settlement Documents as in effect on the date hereof.

         9.13 Compliance with ERISA. Borrower shall, and shall cause each Subsidiary of Borrower and each ERISA Affiliate of Borrower and such Subsidiary, to: (a) maintain each Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law;
(b) cause each Benefit Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Benefit Plans so as to incur any material liability to the PBGC; (d) not allow or suffer to exist any prohibited transaction involving any of such Benefit Plans or any trust created thereunder which would subject Borrower, such Subsidiary or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Benefit Plan which it is obligated to pay under
Section 302 of ERISA, Section 412 of the Code or the terms of such Benefit Plan;
(f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Benefit Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the PBGC of any such Benefit Plan that is a single employer plan, which termination could result in any material liability to the PBGC.

         9.14 End of Fiscal Years; Fiscal Quarters. Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31st of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

         9.15 Change in Business. Borrower shall not engage in any business other than the business of Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the date hereof. Borrower shall not permit any Subsidiary of Borrower formed or acquired after the date hereof to engage in any business other than the business of such Subsidiary on the date of formation or acquisition and any business reasonably related, ancillary or complimentary to the business in which such Subsidiary is engaged on the date of formation or acquisition of such Subsidiary.

         9.16 Limitation of Restrictions Affecting Subsidiaries. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of

Borrower or any Subsidiary of such Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary of Borrower; (b) make loans or advances to Borrower or any Subsidiary of Borrower,
(c) transfer any of its properties or assets to Borrower or any Subsidiary of Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary of Borrower, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or any Subsidiary of Borrower, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of Borrower prior to the date on which such Subsidiary was acquired by Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

         9.17  Fixed Charge Coverage Ratio.

               (a) Subject to Section 9.17(b) hereof, the Fixed Charge Coverage Ratio of Borrower shall not as at the end of Borrower's fiscal quarter be less than the ratio set forth below next to the end of such fiscal quarter of
Borrower:

Fiscal Quarter Ending            Fixed Charge Coverage Ratio
---------------------            ---------------------------
December 31, 2002                         .9:1.0
March 31, 2003                            .9:1.0
June 30, 2003                             .9:1.0
September 30, 2003                        .9:1.0
December 31, 2003 and
as of the end of all fiscal
quarters thereafter                       1.0:1.0

               (b) At any time that Excess Availability is equal to or less than $10,000,000 (an "Excess Availability Covenant Trigger Event"), the Fixed Charge Coverage Ratio of Borrower shall not as at the end of the fiscal month be less than the ratio set forth below next to the end of the fiscal month of Borrower:

Fiscal Month Ending              Fixed Charge Coverage Ratio
-------------------              ---------------------------
September 30, 2002                        .9:1.0
October 31, 2002                          .9:1.0
November 30, 2002                         .9:1.0
December 31, 2002                         .9:1.0
January 31, 2003                          .9:1.0
February 28, 2003                         .9:1.0
March 31, 2003                            .9:1.0
April 30, 2003                            .9:1.0
May 31, 2003                              .9:1.0

June 30, 2003                             .9:1.0
July 31, 2003                             .9:1.0
August 31, 2003                           .9:1.0
September 30, 2003 and                    .9:1.0
October 31, 2003 and                      .9:1.0
as of the end of all fiscal
months thereafter                         1.0:1.0

; provided, that, at any time after an Excess Availability Covenant Trigger Event has occurred and is continuing, if the daily average Excess Availability is greater than $10,000,000 for thirty (30) consecutive days Borrower shall in the next fiscal quarter measurement period be required to maintain a Fixed Charge Coverage Ratio in accordance with Section 9.17(a) hereof.

         9.18  License Agreements.

               (a) Borrower shall, and shall cause each Subsidiary of Borrower to, (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, Borrower or such Subsidiary may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower or such Subsidiary; provided, that, Borrower or such Subsidiary (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement and such cancellation, surrender or release does not create a Material Adverse Effect, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower or such Subsidiary after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower or such Subsidiary in the case of a notice to Borrower or such Subsidiary and concurrently with the sending thereof in the case of a notice from Borrower or such Subsidiary) a copy of each notice of default and every other notice and other communication received or delivered by Borrower or such Subsidiary in connection with any material License Agreement which relates to the right of Borrower or such Subsidiary to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or such Subsidiary or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

               (b) Borrower will, and shall cause each Subsidiary of Borrower to, either exercise any option to renew or extend the term of each material License Agreement to which it or such

Subsidiary is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower or such Subsidiary does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower or such Subsidiary to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower or such Subsidiary, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of Borrower or such Subsidiary under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower or such Subsidiary thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

         9.19 Pabst Settlement. Borrower may enter into the Pabst Settlement so long as each of the following shall have been satisfied as determined by Agent in good faith:

               (a) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of Borrower to enter into the Pabst Settlement, together with the various agreements, documents and instruments evidencing the Pabst Settlement, which shall be in form and substance reasonably satisfactory to Agent;

               (b) the terms of the Pabst Settlement shall be reasonably acceptable to Agent but in no event may Borrower settle the amount owing to it under the Indebtedness owing by Pabst to Borrower evidenced by the Pabst Notes for less than $4,000,000;

               (c) Borrower shall not assume any Indebtedness or otherwise become liable or obligated to Pabst or any Person in connection with the transactions contemplated by the Pabst Settlement; and

               (d) Borrower shall remit any amounts payable to Borrower under the Pabst Settlement to the Payment Account for application to the Obligations in accordance with the terms hereof and of the other Financing Agreements.

         9.20 Costs and Expenses. Borrower shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable or incurred by Agent in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan

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proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) costs or expenses or other amounts incurred or paid by Agent acting in its capacity as Collateral Agent under the Collateral Agency Agreement, (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent or any Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters all in accordance with the Financing Agreements);
(g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower 's operations, plus a per diem charge at the then standard rate for Agent's field examiners in the field and office (which rate as of the date hereof is of $850 per person per day); and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

         9.21 Further Assurances. At the request of Agent at any time and from time to time, Borrower shall, and shall cause each Subsidiary of Borrower to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

               (a) (i) Borrower fails to pay any of the Obligations within three
(3) days or (ii) Borrower fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.5, 9.6, 9.13, 9.16 9.18, 9.20 and 9.21 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such covenant or (iii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) hereof;

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               (b) any representation or warranty made by Borrower to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or certificate (including, without limitation, any statement of fact made in the Borrowing Base Certificate or any other written agreement, schedule, confirmation, assignment or certificate) issued in connection with any Financing Agreement or the transactions contemplated thereby shall when made or deemed made be false or misleading in any material respect;

               (c) any Guarantor revokes or terminates, or purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

               (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Guarantor or any of the Collateral having a value in excess of $1,000,000;

               (e) Borrower or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

               (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

               (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Guarantor or for all or any part of its property;

               (h) (A) any default in respect of any Indebtedness of Borrower or any Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $5,000,000, or (B) any default by Borrower under the Plan of Reorganization, the Confirmation Order, the Term Loan Agreements, the Mortgage Note Agreements, the Equipment Financing Agreements or the PBGC Settlement Agreements, or (C) any default by Borrower or any Guarantor under any Material Contract, which default, in any case under the immediately

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preceding clause (A), (B) or (C) continues for more than the applicable cure period, if any, with respect thereto or is not waived in writing by the other parties thereto;

               (i) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

               (j) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $5,000,000;

               (k) any Change of Control;

               (l) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Borrower or any Guarantor of which Borrower, such Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Guarantor , pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other property of Borrower which is necessary or material to the conduct of its business;

               (m) there shall be an act, condition or event that has a Material Adverse Effect after the date hereof; or

               (n) there shall be an event of default under any of the other Financing Agreements.

         10.2  Remedies.

               (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction

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of the Required Lenders shall, at any time or times, proceed directly against
Borrower or any Guarantor to collect the Obligations without prior recourse to the Collateral.

               (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent upon notice to Borrower, for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower or any Obligor, at Borrower's expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and Obligors and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice to the extent permitted by applicable law. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent's reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

               (c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the

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Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent,
(ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations,
(iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent's request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions, and not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

               (d) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties,
(xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss,

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collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

               (e) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

               (f) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrower and Obligors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and expenses.

               (g) Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent's option, and upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower, and
(ii) Agent may, at its option, establish such Reserves as Agent determines without limitation or restriction, notwithstanding anything to the contrary provided herein.

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SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS
               AND CONSENTS; GOVERNING LAW

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

               (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

               (b) Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or any Obligor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or any Obligor or its or their property).

               (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer, respond or move in respect of such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent against Borrower for the amount of the claim and other relief requested.

               (d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF

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THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES
HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               (e) Agent and Lenders shall not have any liability to Borrower or any Obligor (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Borrower: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

         11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

         11.3  Amendments and Waivers.

               (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent's option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

                     (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

                    (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

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                   (iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

                    (iv) amend the definition of Required Lenders, without the consent of Agent and all of Lenders,

                     (v) consent to the assignment or transfer by Borrower or any Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

                    (vi) amend, modify or waive any terms of this Section 11.3,
12.8 or Section 12.11 hereof, without the consent of Agent and all of Lenders, or

                   (vii) increase the advance rates constituting part of the Borrowing Base, the Maximum Credit, the Inventory Loan Limit, or the maximum amount of Letter of Credit Accommodations without the consent of Agent and all of Lenders.

               (b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

               (c) Notwithstanding anything to the contrary contained in Section 11.3(a) hereof, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a "Non-Consenting Lender"), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Congress shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Congress or such Eligible Transferee as Congress may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Congress shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Congress, or such Eligible Transferee specified by Congress, shall pay to the Non-Consenting Lender the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale

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shall be effective on the date of the payment of such amount to the
Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

               (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

         11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims or other claims that will be irrevocably barred if not asserted in the same action or proceeding) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Borrower shall indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that Borrower shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.    THE AGENT

         12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing

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Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. The identification of Bank of America, N.A. as Documentation Agent shall not create any rights in favor of it in such capacity nor subject it to any duties or obligations in such capacity.

         12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

         12.3  Events of Default.

               (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7 hereof) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions,

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Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may (subject to Section 12.8 hereof), but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

               (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

         12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from Borrower or any Obligor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

         12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

         12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, if a Default or Event of Default exists or has occurred and is continuing, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the Special Agent Advances pursuant to Section 12.11(a)(ii) then outstanding, shall not exceed the aggregate amount outstanding at any time that is equal to the lesser of (i) $10,000,000 and (ii) the amount equal to ten (10%) percent in excess of the Borrowing Base at such time any such Loan is made or such Letter of Credit Accommodation is provided and shall not cause the total principal amount of the Loan and Letter of Credit Accommodation to exceed the Maximum Credit and (b) no such additional Loans or Letter of Credit Accommodations shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each

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
Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

         12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

         12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

               (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and monthly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports");

               (b) expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

               (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and any Obligor and will rely significantly upon Borrower's and Obligors' books and records, as well as on representations of Borrower' and Obligors' personnel; and

               (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

         12.11 Collateral Matters.

               (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its good faith discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section
12.8 hereof, shall not exceed the aggregate amount outstanding at any one time that is equal to the lesser of (A) $10,000,000 and (B) the amount equal to ten (10%)

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
percent in excess of the Borrowing Base at such time any such Loan is made or such Letter of Credit Accommodation is provided or (iii) to pay any other amount chargeable to Borrower or Obligor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, then such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

               (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 hereof, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000 or (v) if required under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

               (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of

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such security interest, mortgage or liens without recourse or warranty and (ii)
such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or any Obligor in respect of) the Collateral retained by Borrower or such Obligor.

               (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

         12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

         12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days' notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders with the consent of Borrower which consent shall not be unreasonably withheld, delayed or conditioned. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term "Agent" as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent's notice of resignation, the retiring Agent's resignation shall nonetheless thereupon become effective and Lenders shall perform all of the

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duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 13.    TERM OF AGREEMENT; MISCELLANEOUS

         13.1  Term.

               (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date four (4) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Agent may, at its option (or shall at the direction of any Lender in writing received by Agent at least sixty (60) days prior to the Renewal Date or the anniversary of any Renewal Date, as the case may be), terminate this Agreement and the other Financing Agreements, or Borrower may terminate this Agreement and the other Financing Agreements, each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after the occurrence of an Event of Default in accordance with Section 10.2(b) hereof. Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of Borrower and at Borrower's expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys' fees and expenses, in connection with any contingent Obligations that then exist, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago, Illinois time.

               (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower or any Obligor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully

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
and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

               (c) If for any reason this Agreement is terminated prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrower agrees to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to the amount specified below if such termination occurs during the period set forth opposite such amount

--------------------------------------------------------------------------------
            Amount                                  Period
--------------------------------------------------------------------------------
(i) 2%of Maximum Credit            From the date hereof to and including the
                                   first anniversary of the date hereof
--------------------------------------------------------------------------------
(ii) 1% of Maximum Credit          From and after the first anniversary of the
                                   date hereof to and including the second
                                   anniversary of the date hereof
--------------------------------------------------------------------------------
(iii) 1/4% of Maximum Credit       From and after the second anniversary of the
                                   date hereof to but not including the third
                                   anniversary of the date hereof or if the term
                                   of this Agreement is extended, at any time
                                   prior to the end of the then current term.
--------------------------------------------------------------------------------

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

               (d) Notwithstanding anything to the contrary contained in Section 13.1(c) hereof, in the event of the termination by Borrower of the financing arrangements provided for herein after the first anniversary of the date of this Agreement, Borrower shall not be required to pay the early termination fee provided for in Section 13.1(c) hereof if all Obligations have been fully and finally repaid in accordance with the terms hereof and the receipt by Agent of cash collateral all as provided in Section 13.1(c) hereof are paid in immediately available funds to Agent and Lenders from (i) proceeds obtained by Borrower upon the consummation of a Qualified Public

Offering or (ii) proceeds of initial loans and advances from a credit facility provided or underwritten by Wachovia Bank, National Association or its Affiliates (or for which Wachovia Bank, National Association or any of its Affiliates, including, without limitation, Agent, is acting as Agent) to Borrower to replace the financing arrangements provided for herein.

         13.2  Interpretative Provisions.

               (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

               (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

               (c) All references to Borrower, any Obligor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

               (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

               (e) The word "including" when used in this Agreement shall mean "including, without limitation".

               (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

               (g) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower at any time.

               (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof.

               (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

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               (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

               (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

               (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

               (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

         13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

              If to Borrower:        Anchor Glass Container Corporation
                                     One Anchor Plaza
                                     4343 Anchor Plaza Parkway
                                     Tampa, Florida 33634
                                     Attention: Chief Financial Officer
                                     Telephone No.: 813-882-7769
                                     Telecopy No.: 813-882-7859

              If to Agent:           Congress Financial Corporation (Central)
                                     150 South Wacker Drive, Suite 2200
                                     Chicago, Illinois 60606-4401
                                     Attention: Portfolio Manager
                                     Telephone No.: 312-332-0420
                                     Telecopy No.: 312-332-0424

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         13.4  Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         13.5  Confidentiality.

               (a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this
Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant) so long as such prospective Lender or Participant agrees to abide by the terms of this Section 13.5.

               (b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent's or such Lender's expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

               (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower, any Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than Borrower, (iii) to require Agent or any Lender to return any materials furnished by Borrower to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of

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Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

         13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower, and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

         13.7  Assignments; Participations.

               (a) Each Lender (except as the rights of Agent in its capacity as a Lender in Section 13.7(b) hereof) may, with the prior written consent of Agent, which consent shall not be unreasonably withheld, delayed or conditioned, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution and delivery of an Assignment and Acceptance to Agent and Borrower; provided, that, such transfer or assignment will not be effective until: (i) it is recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

               (b) Agent in its capacity as a Lender shall not reduce its Commitment to less than $10,000,000, except, that, Agent shall have the right to assign its rights and delegate its obligations as a Lender under the Financing Agreements below such minimum amount (i) to any of present and future subsidiaries or affiliates of Agent or (ii) to the extent of the interests of Participants as provided herein, or (iii) upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of its business, loan portfolio or other assets or (iv) at any time after an Event of Default shall exist or have occurred and be continuing or (v) with the consent of Borrower which consent shall not be unreasonably withheld, delayed or conditioned.

               (c) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for

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inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (d) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

               (e) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

               (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, the other Lenders and Agent shall

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continue to deal solely and directly with such Lender in connection with such
Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation.

               (g) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

         13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

         13.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, Agent, Lenders and Borrower has caused these presents to be duly executed as of the day and year first above written.

AGENT                                   BORROWER

CONGRESS FINANCIAL CORPORATION          ANCHOR GLASS CONTAINER
(CENTRAL), as Agent                     CORPORATION

By: /s/ Richard A. Cini, Jr.            By: /s/ Dale A. Buckwalter
    --------------------------              ---------------------------
Title: VP                               Title:  Chief Financial Officer


LENDERS

CONGRESS FINANCIAL CORPORATION
(CENTRAL)

By: /s/ Richard A. Cini, Jr.
    ---------------------------
Title: VP

Commitment: $70,000,000

BANK OF AMERICA, N.A.

By: /s/ Debra A. Rathberger
    ---------------------------
Title: SVP

Commitment: $30,000,000